UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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DANA HOLDING CORPORATION

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Dana Holding Corporation

Important Notice Regarding the Availability of Proxy

Materials for the Annual Meeting of

Shareholders to be Held on April 28, 2016

Proxy Statement and Notice of

2016 Annual Meeting of Shareholders

Our Proxy Statement and Annual Report

are Available at www.dana.com/proxy

Dana Holding Corporation

3939 Technology Drive

Maumee, Ohio 43537

March 11, 2016

Dear Fellow Shareholder:

It is our pleasure to invite you to attend the 2016 Annual Meeting of Shareholders of Dana Holding Corporation at 8:30 a.m., Eastern Time, on Thursday, April 28, 2016 at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Romulus, Michigan 48242. Registration will begin at 7:30 a.m., Eastern Time. A map showing the location of the Annual Meeting is on the back cover of the accompanying proxy statement.

The annual report, which is included in this package, summarizes Dana’s major developments and includes our consolidated financial statements.

Whether or not you plan to attend the 2016 Annual Meeting of Shareholders, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet indicating how you would like your shares voted. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

Sincerely,

Joseph C. Muscari
Chairman of the Board of Directors

PROXY STATEMENT

Dana Holding Corporation

Notice of Annual Meeting of Shareholders

March 11, 2016

Date:	April 28, 2016

Time:	8:30 a.m., Eastern Time

Place:	The Westin Detroit Metropolitan Airport 2501 Worldgateway Place Romulus, Michigan 48242

We invite you to attend the Dana Holding Corporation 2016 Annual Meeting of Shareholders to:

1. Elect seven Directors for a one-year term expiring in 2017 or upon the election and qualification of their successors;

2. Act on an advisory vote to approve executive compensation;

3. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2016;

4. Consider a shareholder proposal regarding proxy access, if properly presented at the Annual Meeting; and

5. Transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for the Annual Meeting is March 1, 2016 (the Record Date). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting. Dana mailed this Notice of Annual Meeting to those shareholders. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.

Dana will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders at the Annual Meeting and, for 10 days prior to the Annual Meeting, during regular business hours at Dana’s Law Department, 3939 Technology Drive, Maumee, Ohio 43537.

If you plan to attend the Annual Meeting, but are not a shareholder of record because you hold your shares in street name, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) with you to the Annual Meeting. You also must bring the proxy card your broker provided to you if you intend to vote at the meeting. See the “Questions and Answers” section of the proxy statement for a discussion of the difference between a shareholder of record and a street name holder.

Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote by signing, dating and returning the enclosed proxy card, by using the automated telephone voting system, or by using the Internet voting system. You will find instructions for voting by telephone and by the Internet on the proxy card and in the “Questions and Answers” section of the proxy statement.

By Order of the Board of Directors,

Marc S. Levin
March 11, 2016	Senior Vice President, General Counsel, and Corporate Secretary

Dana Holding Corporation

3939 Technology Drive

Maumee, Ohio 43537

2016 PROXY STATEMENT

QUESTIONS AND ANSWERS

The Board of Directors is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on Thursday, April 28, 2016, beginning at 8:30 a.m., Eastern Time, at The Westin Detroit Metropolitan Airport, 2501 Worldgateway Place, Romulus, Michigan 48242. This proxy statement and the enclosed form of proxy are being made available to shareholders beginning March 11, 2016.

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. Dana’s Board of Directors is soliciting this proxy. All references in this proxy statement to “you” will mean you, the shareholder, and to “yours” will mean the shareholder’s or shareholders’, as appropriate.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (the SEC) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement and the accompanying proxy card were first mailed to the shareholders on or about March 11, 2016.

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting, including i) the election of directors; ii) an advisory vote on executive compensation; iii) ratification of the selection of Dana’s independent registered public accounting firm; and iv) a shareholder proposal, if properly presented at the Annual Meeting. Also, management will report on the state of Dana and respond to questions from shareholders.

What is the record date and what does it mean?

The record date for the Annual Meeting is March 1, 2016 (the Record Date). The Record Date was established by the Board of Directors as required by Delaware law. Holders of our common stock at the close of business on the Record Date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on the Record Date may vote at the meeting. On March 1, 2016, 148,840,204 shares of our common stock were outstanding, and accordingly, are eligible to be voted.

What are the voting rights of the holders of common stock?

Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How do I vote my shares?” below.

How do I vote my shares?

If you are a shareholder of record as of March 1, 2016, as opposed to a street name holder, you will be able to vote in four ways: In person, by telephone, by the Internet, or by proxy card.

To vote by proxy card, sign, date and return the enclosed proxy card. To vote by using the automated telephone voting system or the Internet voting system, the instructions for shareholders of record are as follows:

TO VOTE BY TELEPHONE: 866-883-3382

•	Use any touch-tone telephone to vote your proxy.

•	Have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you call.

•	Follow the simple instructions the system provides you.

•	You may dial this toll free number at your convenience, 24 hours a day, 7 days a week. The deadline for telephone voting is 11:59 p.m. (ET) on April 27, 2016.

(OR)

TO VOTE BY THE INTERNET: www.proxypush.com/DAN

•	Use the Internet to vote your proxy.

•	Have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you access the website.

•	Follow the simple instructions to obtain your records and create an electronic ballot.

•	You may log on to this Internet site at your convenience, 24 hours a day, 7 days a week. The deadline for Internet voting is 11:59 p.m. (ET) on April 27, 2016.

If you submit a proxy to Dana before the Annual Meeting, the persons named as proxies will vote your shares as you directed. If no instructions are specified, the proxy will be voted: i) “FOR” all of the listed director nominees; ii) “FOR” approval of the advisory vote on executive compensation; iii) “FOR” ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm; and iv) “AGAINST” the shareholder proposal.

You may revoke a proxy at any time before the proxy is exercised by:

(1)	delivering written notice of revocation to the Corporate Secretary of Dana at the Dana Law Department, 3939 Technology Drive, Maumee, Ohio 43537;

(2)	submitting another properly completed proxy card that is later dated;

(3)	voting by telephone at a subsequent time;

(4)	voting by Internet at a subsequent time; or

(5)	voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must provide voting instructions for your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares. If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting. You will also need to provide to us a brokerage statement if you intend to attend the Annual Meeting.

What is a quorum?

There were 148,840,204 shares of Dana’s common stock issued and outstanding on the Record Date. A majority of the issued and outstanding shares or 74,420,103 shares, present or represented by proxy, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

For shareholders of record: If you are the shareholder of record and you do not vote by proxy card, by telephone or via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

For holders in street name: If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (the NYSE) rules, your broker may vote shares held in street name on certain “routine” matters. The NYSE rules consider the ratification of the appointment of our independent registered public accounting firm to be a routine matter. As a result, your broker is permitted to vote your shares on this matter at its discretion without instruction from you.

When a proposal is not a routine matter, such as the election of directors and the advisory vote on executive compensation, and you have not provided voting instructions to the brokerage firm with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. The missing votes for these non-routine matters are called “broker non-votes.” Broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares present and voting on a specific proposal.

What vote is required?

Proposal I—Election of Directors: If a quorum exists, the election requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, meaning that the director nominees with the most affirmative votes are elected to fill the available seats. As outlined in our Bylaws, regardless of this plurality vote any director who receives more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Board for consideration in accordance with the procedures set forth in the Bylaws. Our Nominating and Corporate Governance Committee will then evaluate the best interests of Dana and its shareholders and will recommend to the Board the action to be taken with respect to the tendered resignation. Following the Board’s determination, Dana will promptly publicly disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation. Broker non-votes will not be counted as eligible to vote and, therefore, will have no effect on the outcome of the voting.

Proposal II—Advisory Vote on Executive Compensation: The proposal represents an advisory vote and the results will not be binding on the Board or Dana. If a quorum exists, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter will constitute the shareholders’ non-binding approval with respect to our executive compensation programs. Therefore, abstentions will have the same effect as voting against the proposal. Broker non-votes will not be counted as eligible to vote on the proposal and, therefore, will have no effect on the outcome of the voting on the proposal. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal III—Ratify the Appointment of the Independent Registered Public Accounting Firm: If a quorum exists, the proposal to ratify the appointment of the independent registered public accounting firm must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Therefore, abstentions will have the same effect as voting against the proposal. Brokers will have discretionary voting power to vote this proposal so we do not anticipate any broker non-votes (described above).

Proposal IV—Shareholder Proposal. The shareholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the shareholder proponent. If a quorum exists, the shareholder proposal must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Therefore, abstentions will have the same effect as voting against the proposal. Broker non-votes will not be counted as eligible to vote on the applicable proposal and, therefore, will have no effect on the outcome of the voting on that proposal.

Dana will vote properly completed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations. If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted. No other matters are currently scheduled to be presented at the Annual Meeting. An independent third party, Wells Fargo Bank, N.A., will act as the inspector of the Annual Meeting and the tabulator of votes.

Who pays for the costs of the Annual Meeting?

Dana pays the cost of preparing and printing the proxy statement and soliciting proxies. Dana will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone, the Internet, facsimile or other means. Dana will use the services of D.F. King & Co., Inc., a proxy solicitation firm, at a cost of $11,500 plus out-of-pocket expenses and fees for any special services. Officers and regular employees of Dana and its subsidiaries may also solicit proxies, but they will not receive additional compensation for soliciting proxies. Dana also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Dana’s common stock.

How can shareholders propose business (other than nominations) for consideration by shareholders at the 2017 Annual Meeting of Shareholders?

Proposals to be Considered for Inclusion in Dana’s Proxy Materials—Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we must receive shareholder proposals by November 11, 2016 to consider them for inclusion in our proxy materials for the 2017 Annual Meeting of Shareholders. A shareholder submitting a proposal for inclusion in our proxy materials must comply with Rule 14a-8.

Other Proposals for Consideration at the 2017 Annual Meeting—A shareholder who intends to propose an item of business at the 2017 Annual Meeting of Shareholders (not for inclusion in our proxy materials) must comply with the requirements set forth in our Bylaws. Under Dana’s Bylaws, our shareholders must provide advance notice to Dana in such cases. For the 2017 Annual Meeting of Shareholders, notice must be received by Dana’s Corporate Secretary no later than the close of business on January 28, 2017 and no earlier than the open of business on December 29, 2016.

If Dana moves the 2017 Annual Meeting of Shareholders to a date that is more than 25 days before or after the date which is the one-year anniversary of this year’s Annual Meeting date (i.e., April 28, 2017), Dana must receive your notice no later than the close of business on the 10th day following the day on which notice of the meeting date is first distributed to shareholders or Dana makes a public announcement of the meeting date, whichever occurs first.

Under Dana’s Bylaws, the notice of proposed business must include a description of the business and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder. Dana’s Bylaws specifying the advance notice and additional requirements for submission of shareholder proposals are available on Dana’s website at www.dana.com.

How can shareholders nominate individuals for election as directors for consideration by shareholders at the 2017 Annual Meeting of Shareholders?

Director Nominations for Inclusion in Dana’s Proxy Materials (Proxy Access)—Pursuant to Dana’s Bylaws, a shareholder (or a group of up to 20 shareholders) who has continuously owned at least 3% of our shares for at least three years and has complied with the other requirements of our Bylaws may nominate and include in Dana’s proxy materials director nominees constituting up to 25% of Dana’s Board. Notice of a proxy access nomination for consideration at the 2017 Annual Meeting must be received no later than the close of business on November 11, 2016 and no earlier than the open of business on October 12, 2016.

Other Nominations for Consideration at the 2017 Annual Meeting—A shareholder who intends to nominate a person for election as a director at the 2017 Annual Meeting of Shareholders (other than under proxy access) must comply with the requirements set forth in our Bylaws. Under Dana’s Bylaws, our shareholders must provide advance notice to Dana in such cases. For the 2017 Annual Meeting of Shareholders, notice must be received by Dana’s Corporate Secretary no later than the close of business on January 28, 2017 and no earlier than the open of business on December 29, 2016.

If Dana moves the 2017 Annual Meeting of Shareholders to a date that is more than 25 days before or after the date which is the one-year anniversary of this year’s Annual Meeting date (i.e., April 28, 2017), Dana must receive your notice no later than the close of business on the 10th day following the day on which notice of the meeting date is first distributed to shareholders or Dana makes a public announcement of the meeting date, whichever occurs first.

In All Cases—Whether a nomination is made under our proxy access bylaw or under our advance notice bylaw, a shareholder’s notice to nominate individuals for election to the Board of Directors must provide information about the shareholder and the nominee, as well as the written consent of the proposed nominee to being named in the proxy statement and to serve as a director if elected. Dana’s Bylaws specifying the proxy access, advance notice and additional requirements for submission of nominations are available on Dana’s website at www.dana.com.

Where should shareholders send proposals for business and director nominations for consideration at the 2017 Annual Meeting of Shareholders?

All shareholder nominations of individuals for election as directors or proposals of other items of business to be considered by shareholders at the 2017 Annual Meeting of Shareholders must be submitted in writing to our Corporate Secretary, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537.

How many of Dana’s directors are independent?

Dana’s Board of Directors has determined that six of Dana’s seven current directors, or 85.7%, are independent. For a discussion of the Board of Directors’ basis for this determination, see the section of this proxy statement entitled “Director Independence and Transactions of Directors with Dana.”

Does Dana have a Code of Ethics?

Yes, Dana has Standards of Business Conduct for Employees, which applies to employees and agents of Dana and its subsidiaries and affiliates, as well as Standards of Business Conduct for Members of the Board of Directors. The Standards of Business Conduct for Employees and Standards of Business Conduct for Members of the Board of Directors are available on Dana’s website at www.dana.com.

Is this year’s proxy statement available electronically?

Yes. You may view this proxy statement and the proxy card, as well as the 2015 annual report, electronically by going to our website at www.dana.com/proxy and clicking on the document you wish to view, either the proxy statement and proxy card or annual report.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

A copy of Dana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the Corporate Secretary, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 28, 2016.

The proxy statement and Dana’s annual report to shareholders are available on our website at www.dana.com/proxy.

EXECUTIVE OFFICERS

Following are the names and ages of the executive officers of Dana, their positions with Dana and summaries of their backgrounds and business experience. Our executive officers are those individuals who serve on Dana’s Executive Leadership Team. All executive officers are elected or appointed by the Board of Directors and hold office until the annual meeting of the Board of Directors following the annual meeting of shareholders in each year.

Name	Age as of March 1, 2016	Principal Occupation and Business Experience During Past 5 Years	Executive Officer
Aziz S. Aghili	57	President of Off-Highway Technologies (since July 2011), President, Asia Pacific (October 2010 to April 2012), Dana Holding Corporation.	2011 — Present
Jeffrey S. Bowen	58	Chief Administrative Officer (since September 2011), Dana Holding Corporation; Corporate Vice President (January 2010 to August 2011), Navistar International Corporation (commercial vehicle manufacturer).	2011 — Present
George T. Constand	57	Chief Technical and Quality Officer (since January 2009), Dana Holding Corporation.	2009 — Present
Rodney R. Filcek	63	Interim Chief Financial Officer (since December 2015), Senior Vice President and Chief Accounting Officer (since May 2011), Vice President—Finance (January 2005 to May 2011), Dana Holding Corporation.	2015 — Present
James K. Kamsickas	49	President and Chief Executive Officer (since August 2015), Dana Holding Corporation; President, Chief Executive Officer (April 2012 to August 2015), Global Co-Chief Executive Officer and President of North America and Asia (January 2011 to April 2012), President and Chief Executive Officer of North America/Asia (April 2007 to December 2010), International Automotive Components Group, S.A. (global supplier of automotive interior components and systems).	2015 — Present
Marc S. Levin	61	Senior Vice President, General Counsel and Secretary (since February 2008), Dana Holding Corporation.	2008 — Present
Dwayne E. Matthews	56	President of Power Technologies (since September 2009), Dana Holding Corporation.	2011 — Present
Robert Pyle	49	President of Light Vehicle Driveline Technologies (since January 2014); President of Asia Pacific (May 2012 to December 2013), Dana Holding Corporation; General Manager (June 2009 to April 2012), Yanfeng Visteon Automotive Trim Systems Co., Ltd. (supplier of automotive interior, exterior, seating, and electronics and safety systems).	2014 — Present

Name	Age as of March 1, 2016	Principal Occupation and Business Experience During Past 5 Years	Executive Officer
Mark E. Wallace	49	Executive Vice President Dana, Group President On-Highway Driveline Technologies (since January 2014), Executive Vice President (June 2011 to January 2014), President of Light Vehicle Driveline Technologies (September 2012 to January 2014), President of On-Highway Technologies (June 2011 to September 2012), President—Heavy Vehicle Group (August 2009 to June 2011), Dana Holding Corporation.	2008 — Present

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our Compensation Discussion and Analysis (CD&A) describes the key principles and approaches used to determine the elements of compensation awarded to, earned by and paid to each of our named executive officers (NEOs) during 2015. This discussion provides information and context to the compensation disclosures included in the accompanying compensation tables and corresponding narrative discussion and footnotes below, and it should be read in conjunction with those disclosures.

The following Dana executives are our NEOs for 2015:

Name	Title
James K. Kamsickas	President and Chief Executive Officer
Roger J. Wood	Former President and Chief Executive Officer
Rodney R. Filcek	Senior Vice President, Interim Chief Financial Officer and Chief Accounting Officer
William G. Quigley, III	Former Executive Vice President and Chief Financial Officer
Mark E. Wallace	Executive Vice President Dana, Group President On-Highway Driveline Technologies
Aziz S. Aghili	President, Off-Highway Technologies
Jeffrey S. Bowen	Chief Administrative Officer

As disclosed last year, Mr. Wood stepped down as President and Chief Executive Officer on August 11, 2015 and is continuing in an advisory role until his retirement in April 2016. Mr. Kamsickas was appointed President and Chief Executive Officer effective August 11, 2015. Mr. Quigley stepped down as Chief Financial Officer on November 30, 2015 and is continuing in an advisory role until his retirement in March 2016. Mr. Filcek was appointed interim Chief Financial Officer effective December 1, 2015.

We will first provide a brief executive overview of our compensation program and then discuss and analyze the following topics:

• Relationship between Dana’s Pay & Performance	• How Compensation Decisions are Made

• Elements of Executive Compensation Program	• Compensation Policies & Practices

Executive Overview

Dana Performance

Summarized below are key highlights of our financial performance for 2015:

✓ We achieved positive net income of $159 million.	✓ Our Free Cash Flow was $146 million.

✓ Our Adjusted EBITDA was $652 million, or 10.8% of Sales.	✓ Share repurchase of $311 million in 2015; total of $1.4 billion or 67 million shares since repurchase program’s inception, completing our $1.4 billion authorization.

These achievements represent a solid year in 2015. The compensation decisions made by our Compensation Committee with respect to 2015 reflect Dana’s performance relative to our expectations for the year despite the volatility of the global economy and the impacts to a number of end-markets we serve. Based on Dana’s 2015 performance (using financial metrics approved by our Compensation Committee in early 2015), our Annual Incentive Plan paid an incentive award of 68% (consolidated results) of the target opportunity for our NEOs.

Dana’s Compensation Philosophy

Our compensation program is designed to balance short-term performance with long-term growth. Our compensation and benefits must be competitive with executive compensation arrangements provided to executive officers at similar levels at comparably-sized companies with whom we compete for talent. Dana’s executive compensation philosophy is reviewed annually by the Compensation Committee, and has the following key objectives:

✓       Reward performance – The majority of executive pay is performance-based and therefore at risk. Our pay programs reflect our “pay-for-performance” culture that aligns incentives with shareholder interests.

✓ Drive ownership mentality – We require executives to personally invest in Dana’s success through stock ownership guidelines that require executives to own a significant amount of our stock.

✓       Emphasize long-term incentive compensation –We share a portion of the value created for shareholders with those responsible for the results through our performance-based long-term incentive compensation plans. Performance Shares reward executives for superior Total Shareholder Return (TSR) relative to the Dow Jones US Industrial Index and Return on Invested Capital (ROIC).

✓       Attract, retain and reward the best talent to achieve superior results – To be consistently better than our competitors, we need to recruit and retain superior talent that is able to drive superior results. We have structured our compensation program to motivate and reward these results.

Dana’s Executive Compensation Practices

Dana’s executive compensation program features many best practices that serve shareholder interests.

What We Do....	What We Don’t Do...

Base half of our long-term compensation on the achievement of objective, pre-established goals tied to financial, operational, and strategic measures.	No excise tax gross ups. No excessive perquisites.

Award incentive compensation based on objective measures.	No hedging or pledging of Dana stock.

Apply an accelerated schedule to meet minimum stock ownership guidelines.	No excessive change-in-control and executive severance provisions.

Maintain a clawback policy to recapture unearned incentive payments.

Retain an independent compensation consultant.

Include double trigger of vesting of equity awards and severance payments upon a change in control.

Say on Pay

Last year’s advisory vote on executive compensation (Say on Pay) was overwhelmingly supported by our shareholders with 96.6% of the votes cast in favor of our pay practices. Although there was strong support from our shareholders, the Compensation Committee decided to make some modifications to the executive compensation program to further align executive interests with those of our shareholders.

2015 Compensation Changes

In early 2015, Management and the Compensation Committee reviewed the performance measures of Dana’s Annual Incentive Plan design to ensure alignment with Dana’s current business strategy and market industry outlook. That review brought some changes in the Annual Incentive Plan’s performance measures or metrics. In addition to the current Earnings Before Interest, Taxes (EBIT) performance measure, we introduced two other performance measures: EBIT Margin and Working Capital Efficiency. In determining the Annual Incentive Award, each of these performance measures are weighted as follows:

• Earnings Before Interest, Taxes (EBIT):	60%
• EBIT Margin:	20%
• Working Capital Efficiency:	20%

The performance measures (and weightings) used in the 2014 Annual Incentive Plan were EBIT (80%) and Adjusted Operating Cash Flow (20%). We believe these changes provide a sharp focus on critical results in running our business effectively and efficiently. A more detailed description of these performance measures and results can be found in the Annual Performance-Based Cash Incentive section of this Compensation and Discussion Analysis.

Relationship between Dana Pay & Performance

Comparator Compensation Data

One of the factors our Compensation Committee uses in setting executive compensation is an evaluation of how our target compensation and benefits levels compare to those of similarly-situated executives at companies that comprise our executive compensation peer group (Peer Group). Dana’s philosophy for senior executive pay, including NEO pay, is to target a range of +/- 15% of the 50th percentile of our Peer Group and general industry market data as provided by the Compensation Committee’s independent compensation consultant. In addition to market data, other factors such as an individual’s experience, responsibilities, and long-term strategic value to Dana are also considered when making recommendations and decisions on compensation.

The Peer Group used for benchmarking executive pay for all NEOs is made up of companies in similar industries (Auto Components, Industrial Machinery, Construction and Farm Machinery, Heavy Trucks, and other Durable Goods manufacturers), of similar size range (as measured by annual revenue) and of similar complexity to Dana.

The Peer Group is reviewed by the Compensation Committee every year and modifications are made to ensure each company in the group meets the above comparison criteria. In 2015, the Compensation Committee, upon analysis and review with their executive compensation consultants, made some changes to the Peer Group. The table below comprises the companies in our Peer Group:

American Axle & Mfg Holdings	The Manitowoc Company, Inc.
BorgWarner, Inc.	Meritor, Inc.
Cooper-Standard Holdings	Navistar International Corporation
Delphi Automotive	Oshkosh Corporation
Ingersoll-Rand PLC	Tenneco Inc
Joy Global Inc.	Terex Corp
Lear Corp	The Timken Company

In 2015, the Compensation Committee removed TRW Automotive Holdings, Visteon Corporation and Federal Mogul from the Peer Group due to recent mergers and/or divestitures which may create dissimilarities in compensation practices for comparison purposes. Based on the compensation comparison selection criteria indicated above, Parker-Hannifin was also removed from, and Delphi Automotive and Cooper-Standard Holdings were added to, the Peer Group in 2015.

The table below shows that Dana’s revenue and market capitalization are close to the median of the Peer Group:

2015 Summary Statistics	Revenue (in millions)	Market Capitalization (in millions)
Median	$6,831	$3,529
Dana	$6,537	$3,526

*	Information in above table from S&P Research Insight over 12-month period ending April 2015.

Pay-for-Performance

We believe it is important to look at how NEO realizable pay compares to Dana’s performance as it represents the value of the awards NEOs actually or could potentially receive. The Compensation Committee and management analyzed the alignment between the pay of our NEOs and Dana’s three-year (2012-2014) performance relative to the Peer Group. The table below shows the characteristics that were used for the study:

Realizable Pay	&	Performance Measurement
Realizable Pay includes base salary, actual bonus payouts and theoretical gains of long-term incentive grants from 2012 through 2014 (“in-the-money” portion of options, all restricted stock awards/units granted and performance share/cash payouts). Long-term incentives include the value at the end of the period of the awards granted, which is not necessarily the value at vesting or exercise. Note that this differs from the summary compensation table pay, which represents the grant-date value of the awards.		Total Shareholder Return (TSR) is a common metric used in pay-for-performance analysis and is often considered an effective measure of value creation for shareholders. TSR is defined as stock appreciation plus dividends reinvested over the performance cycle (a three-year period was used for this study).

The following graphs show the correlation between realizable pay and TSR over a three-year period for Dana’s CEO (Mr. Wood in the below illustration) and other NEOs and the CEOs and other NEOs in our Peer Group:

NEO Pay Mix

To align pay levels for our NEOs with Dana’s performance, our pay mix places the greatest emphasis on performance-based incentives. A significant majority (84%) of our CEO’s (Mr. Kamsickas) target compensation and 72% of the average target compensation of our other NEOs (Messrs. Filcek, Wallace, Aghili and Bowen) is performance-based.

Elements of 2015 Executive Compensation Program

Our annual executive compensation program has three primary pay components: Base salary, annual performance-based cash bonuses and long-term equity incentives. We also offer retirement and additional benefits.

Cost to Dana	Element	Key Characteristic	Why We Pay This Element	How We Determine the Amount

Fixed	Base salary	Fixed compensation payable in cash. Reviewed annually and adjusted when appropriate.	Provide base level of competitive cash compensation for attracting and retaining executive talent.	Experience, job scope, market data and individual performance.

Variable	Annual cash incentive award	Variable compensation payable in cash based on performance-related financial and individual goals.	Motivate high performance and reward short-term Dana-wide, Business Unit and individual performance.	Corporate funding pool is based on financial performance metrics (EBIT, EBIT Margin and Working Capital Efficiency) and individual performance goals.

	Performance share awards	PSAs vest after the 3-year performance period based on financial metrics.	Align the interests of senior executives with long-term shareholder value and retain executive talent. Minimizes risk-taking behaviors for positive long-term results.	Target awards based on job scope, market data and individual performance. Earned awards based on our performance on financial metrics (TSR & ROIC) over 3-year period.

	Restricted stock units	RSUs vest on the 3rd anniversary of the grant date.	Align the interests of senior executives with long-term shareholder value and retain executive talent. Minimizes risk-taking behaviors for positive long-term results.	Target award based on job scope, market data and individual performance.

Base Salary

We provide base salaries to compensate our NEOs for their primary roles and responsibilities and to provide a stable level of annual compensation. Actual NEO salary levels and increases vary based on the NEO’s role, level of responsibility, experience, individual performance, future potential and market value. In addition, salary increases may be warranted because of a promotion or change in responsibilities.

Considering market based positioning and their individual performance, the Compensation Committee approved the 2015 base salary adjustments of the NEOs below:

NEO	2014 Salary	Action	2015 Salary
James K. Kamsickas	N/A	N/A	$1,100,000
Roger J. Wood	$1,025,000	0% Increase	$1,025,000
Rodney R. Filcek(1)	$324,161	3.0% Increase	$333,886
William G. Quigley III	$615,000	2.4% Increase	$630,000
Mark E. Wallace	$565,000	2.6% Increase	$580,000
Aziz S. Aghili(2)	$460,000	11.9% Increase	$515,000
Jeffrey S. Bowen	$475,000	5.2% Increase	$500,000

(1)	Mr. Filcek’s base pay above reflects pay as Chief Accounting Officer (2014) and as Chief Accounting Officer and Interim Chief Financial Officer (2015). Compensation for Mr. Filcek was determined by Management during the annual compensation review process and not by the Compensation Committee.

(2)	Mr. Aghili’s increase in base pay reflects additional responsibilities in managing and leading our aftermarket business.

Annual Performance-Based Cash Incentive

Our performance-based annual bonus program, the Dana Annual Incentive Plan (AIP) is a cash-based plan intended to motivate and reward employees based on Dana-wide, business unit and individual performance that drive shareholder value.

The AIP covers approximately 2,400 employees, including our NEOs. At the beginning of each year, the Compensation Committee reviews and approves an annual cash bonus target for the NEOs, as a percentage of base salary for the upcoming performance-period. The NEOs may earn from 0% to 200% of their individual target depending on actual consolidated and business unit financial performance, as well as important strategic, operational and other personal performance goals that are pre-established by the Compensation Committee.

As indicated above, the AIP award opportunity is defined for each NEO by consolidated and business unit results as applicable. The objective is to assign a portion of the AIP opportunity to the individual business unit for which the NEO has responsibility, while also promoting collaboration within and between the business units.

For our NEOs, the 2015 AIP target payout opportunities and results weightings are shown in the table below:

NEO	AIP Target Opportunity (% of Base salary)	Performance Results Weighting
James K. Kamsickas	110%	100% Consolidated results
Roger J. Wood	125%	100% Consolidated results
Rodney R. Filcek	50%	100% Consolidated results
William G. Quigley III	75%	100% Consolidated results
Mark E. Wallace	75%	100% Consolidated results
Aziz S. Aghili	70%	40% Consolidated; 60% Business Unit results
Jeffrey S. Bowen	70%	100% Consolidated results

There were no changes to the AIP Target Opportunity for any of the NEOs in 2015, as the target opportunity levels are within the competitive pay range for each position.

The 2015 AIP was based on three key financial performance metrics and designed to reward the achievement of performance goals at both the consolidated and business unit levels. The three performance metrics were:

•	Earnings Before Interest, Taxes or “EBIT” (as adjusted for certain non-recurring transactions as approved by Compensation Committee)

•	EBIT Margin and

•	Working Capital Efficiency.

EBIT and EBIT Margin are appropriate measures of our underlying earnings for 2015 and a good indication of our overall financial performance. Working Capital Efficiency is a key measure of operating efficiency and is calculated quarterly as the net working capital divided by trade sales. Each quarter is weighted at 25% to determine the overall Working Capital Efficiency result for the performance year.

To determine whether annual incentive awards are paid, performance for the year is measured against specified target levels for each performance metric. The target for 100% annual incentive achievement was based on achieving the levels of EBIT, EBIT Margin and Working Capital Efficiency from the Company’s (and Business Unit’s) annual operating plan.

Consolidated AIP Performance

The weighting, target performance, actual performance and payout of the 2015 AIP metrics at the consolidated level are as follows:

				Payout
AIP Performance Metrics	Weight	Target	Actual	(as a % of Target)
EBIT	60%	$514M	$458M	58%
EBIT Margin	20%	7.9%	7.3%	73%
Working Capital Efficiency	20%	31.4 days	31.8 days	90%
Weighted Payout for Consolidated Metrics:				68%

Business Unit AIP Performance

For Mr. Aghili, 60% of his AIP award is based on the weighted payout of the three performance metrics described above for the Off-Highway Technologies business unit for which he is responsible. The weighted payout for EBIT, EBIT Margin and Working Capital Efficiency in the Off-Highway Technologies Driveline business unit was 94%.

2015 Annual Incentive Plan Results

The annual incentive payment for 2015, based on the performance metrics shown above, for the NEOs are shown in the table below:

NEO	2015 AIP Award
James K. Kamsickas	$320,892
Roger J. Wood	$871,250
Rodney R. Filcek	$113,521
William G. Quigley III	$321,300
Mark E. Wallace	$295,800
Aziz S. Aghili	$302,820
Jeffrey S. Bowen	$238,000

The performance and payout range (threshold, target and maximum incentive opportunity) of annual cash incentives for reaching 2015 performance goals under the 2015 AIP for each of our NEOs is provided in the table titled “Grants of Plan-Based Awards.” The actual award paid, as shown in the table above, is also provided in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Personal Performance

In addition, the Compensation Committee reviews strategic, operational and other personal performance goals for the CEO and other NEOs. In 2015, these goals included improving Dana’s financial performance, TSR, increasing net new business wins, improving quality and safety, extending the Dana Operating System and lean manufacturing blueprint, and specific product delivery improvements and efficiencies.

Based on the results for those personal performance goals, the executive’s annual incentive may be increased or decreased up to 30% of the annual incentive target. However, any additional award based on meeting personal performance goals is contingent on satisfying the minimum level of financial performance set forth in the AIP. Also, the overall award cannot exceed 200% of the individual target. A specific weighting is not assigned to personal performance goals, instead the Compensation Committee applies its judgment considering an executive’s performance and contributions to Dana’s results on the various performance goals, to determine this award amount, if any. For the 2015 performance year, the following additional awards, based on a percentage of the target award were provided: Mr. Kamsickas (24.1%), Mr. Wood (30%), Mr. Quigley (0%), Mr. Wallace (12.8%), Mr. Aghili (16.6%) and Mr. Bowen (16.9%). Mr. Filcek did not participate in the personal performance portion of the Annual Incentive Plan in 2015.

Long-Term Incentive Program (LTIP)

We provide long-term incentive awards to approximately 150 senior management employees, including our NEOs. We believe that our long-term incentive awards serve an important role by balancing short-term goals with long-term shareholder value creation and minimizing risk-taking behaviors that could negatively affect long-term results. All long-term incentive awards are made under the 2012 Dana Holding Corporation Omnibus Incentive Plan (the Plan).

Similar to the other elements of compensation, at the beginning of the performance period, the Compensation Committee approves the amount of the long-term incentive award, which is based on a percentage of the NEO’s base salary. Each NEO’s award opportunity is based on a target dollar value assigned to his or her position based on market comparisons for similar positions, using both peer group and general industry market data. The target levels for the NEOs are shown in the table below:

	2015 LTIP Target Opportunity
NEO	Number of Performance Shares		Number of Restricted Share Units
James K. Kamsickas	98,061		98,061
Roger J. Wood	97,849		97,849
Rodney R. Filcek	0	(1)	5,825
William G. Quigley III	35,225		35,225
Mark E. Wallace	29,189		29,189
Aziz S. Aghili	23,135		23,135
Jeffrey S. Bowen	22,939		22,939

(1)	Mr. Filcek’s 2015 Target Opportunity for the LTI plan is paid in the form of Performance Cash of $129,665,

There were no changes to the LTIP Target Opportunity (in terms of a percentage of base salary) for any of the NEOs in 2015, as the target opportunity levels are within the competitive pay range of each position. The value of performance share awards and Restricted Stock Units (RSUs) granted to each of our NEOs in 2015 is shown in the “Summary Compensation Table” below.

As shown in the table above, the mix of equity incentives for our NEOs is 50% Performance Shares and 50% RSUs. Each of these incentives “cliff vest” after a three-year period. We believe both Performance Shares and RSUs are forms of performance-based incentive compensation because Performance Shares provide direct alignment with shareholder interests and the value of RSUs fluctuates based on the stock price performance.

Performance Share awards are tied to the achievement of two performance measures, each weighted equally: Total Shareholder Return (TSR) and Return on Invested Capital (ROIC). Each metric has a performance range that can result in Performance Share awards of 0% to 200% of the target opportunity. TSR performance is relative to the Dow Jones US Industrial Index. TSR is a metric that directly aligns executive pay and value creation for shareholders. ROIC ensures management uses the Company’s capital in an effective manner that drives shareholder returns and is well aligned with, and different from, the performance measures used in the AIP. Furthermore, the value of Performance Shares is also tied to the Company’s stock price performance, which aligns the executives’ interests with those of shareholders.

RSUs encourage executives to achieve long-term goals because they increase in value based on gains in the stock price that would also create value for, and alignment with, our shareholders.

To receive both Performance Share awards and RSUs, the executive must remain employed with Dana for three years from the grant date. The graphs and tables below show the correlation between pay and performance for each of the long-term incentive plan performance metrics:

Performance Measure	Threshold	Target	Maximum
Pre-tax Return on Invested Capital (ROIC)
Performance	91%	100%	109%
Payout	25%	100%	200%
Relative Total Shareholder Return (TSR)
Performance	25th Percentile	50th Percentile	80th Percentile
Payout	25%	100%	200%

2013 LTIP Performance-Based Awards

As previously disclosed in our 2014 Proxy Statement, Dana granted performance cash awards pursuant to the 2013 LTIP covering three performance cycles (2013, 2014 and 2015). Each cycle was measured independently using ROIC as a performance metric, aligned to each year’s annual operating plan goals. Each year had the potential to be earned at, below, or above target but the award does not vest until the end of the performance period (December 31, 2015). The ROIC metric had a performance range of 25% to 200% of target. The payout of the 2013 LTIP Performance Cash Award amounted to 96.67% of target which was determined as the average of each tranche: 2013 (100% of target); 2014 (143% of target); and 2015 (47% of target).

Equity awards granted to each of our named executive officers are shown in the “Grants of Plan-Based Awards” table and “Summary Compensation Table” below.

Other Elements of Compensation

To remain competitive with other companies and to attract, retain, and motivate highly talented executives, we offer perquisites and a benefits package.

Executive Perquisites Plan

We have adopted an Executive Perquisites Plan that provides for an annual cash allowance to eligible employees (including our NEOs) in lieu of individual executive perquisites. We provide a fixed cash allowance as part of a competitive pay package to assist in recruiting and retaining talented executives. A cash-based program is preferred in lieu of programs such as car allowances, club memberships, and tax and financial planning typically provided in a company-managed executive perquisite program, which can be administratively burdensome and costly. In addition, our cash perquisite program is a taxable benefit paid on a semi-monthly basis and, unlike some managed perquisite programs, we do not provide tax gross-up payments to cover applicable taxes on the allowance. Our CEO is entitled to $50,000 annually and the remaining NEOs are each entitled to $35,000 annually. Mr. Filcek’s annual cash perquisite allowance is $25,000.

International Assignment Benefits

We maintain an International Assignment Policy for certain employees who accept an international assignment at the request of Dana. The benefits under this program generally include some or all of the following benefits as needed: cost of living allowance, location premium, relocation allowance, housing allowance, transportation allowance, tax preparation, assignment completion payment, repatriation allowance and annual home leave. As a result of Mr. Aghili’s role as President, Off-Highway Technologies, he receives benefits under this program.

For more information on the benefits provided to Mr. Aghili, see the “Summary Compensation Table” and related footnotes below.

Health & Welfare – Wellness Benefits

We also provide other benefits such as medical, dental, life insurance, accidental disability and dismemberment insurance, short-term disability and long-term disability to our NEOs, which are also provided to all eligible US-based salaried employees. Eligible employees can purchase additional life, dependent life, and accidental death and dismemberment coverage as part of their employee benefits package. Our NEOs and certain other manager-level employees may also purchase supplemental long-term disability insurance.

As part of our employee health and wellness benefit initiative, we provide an executive physical program to certain executives, including Messrs. Kamsickas, Wallace, Aghili, Bowen, Wood and Quigley. The benefit provides an annual routine wellness examination and physical at a cost to Dana not to exceed $2,500.

Retirement Benefits

We maintain a tax-qualified, “safe harbor” 401(k) plan for our employees, including the NEOs. Eligible participants may make voluntary contributions to the plan up to Internal Revenue Code limits. Dana makes matching contributions and a discretionary fixed contribution to each eligible employee’s 401(k) plan account. We match 100% of the employee’s contributions up to 3% of compensation and 50% of the employee’s contributions from 3% to 5% of compensation, providing a maximum employer match of 4% of compensation to an employee. The discretionary company fixed contribution is 3.5% of an employee’s compensation into the 401(k) plan.

We maintain a non-qualified savings plan (restoration plan), to which we credit amounts to participants, including our NEOs that we would have otherwise provided as matching and fixed contributions under the 401(k) plan if IRS statutory limits on 401(k) plan contributions had not been applicable.

We maintain a non-qualified defined contribution Supplemental Executive Retirement Plan (SERP) and a deferred compensation program for certain executives, including our NEOs. We believe that the SERP and deferred compensation benefits enable us to provide our NEOs with a competitive retirement program in line with our peers. A portion of the SERP benefit is based on our performance. Mr. Filcek is not eligible to participate in the Dana SERP. For more information regarding our non-qualified retirement programs, see the narrative following the “Nonqualified Deferred Compensation” table.

How Compensation Decisions are Made

Role of the Compensation Committee, CEO and Chief Administrative Officer

The Compensation Committee of the Board of Directors assists the Board in fulfilling its obligations related to the compensation of Dana’s executive officers, and in general, with respect to compensation and benefits programs relating to all employees. Our current Compensation Committee consists of a chairman and independent directors who are appointed annually by the Board. Under its Charter, the Compensation Committee must have a minimum of three members who meet the requirements for independence as set forth by the SEC, the New York Stock Exchange and our Standards of Director Independence. Members of the Committee must also qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3 and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

The Compensation Committee members during 2015 were: Keith E. Wandell (Chairman), Joseph C. Muscari and R. Bruce McDonald.

The Compensation Committee’s responsibilities include, but are not limited to, reviewing our executive compensation philosophy and strategy, participating in the performance evaluation process for our CEO, setting base salary and incentive opportunities for our CEO and other senior executives (our Executive Leadership Team), establishing the overarching pay philosophy for Dana’s management team, establishing incentive compensation and performance goals and objectives for our executive officers and other eligible executives and management, and determining whether performance objectives have been achieved. The Compensation Committee also recommends to the Board employment and severance agreements for our CEO and Executive Leadership Team members. Executive sessions are held by the Compensation Committee without the participation of any member of executive management, including the NEOs. Each year, the Compensation Committee reviews the performance and total compensation package of our NEOs. The Compensation Committee reviews and establishes each NEO’s total target and actual compensation for the current year, which includes base salary, annual bonus opportunities and long-term incentive awards.

Our CEO and Chief Administrative Officer (CAO) are responsible for making recommendations to the Compensation Committee regarding base salary and incentive opportunity for the NEOs other than with respect to their own compensation.

Compensation decisions are made by the Compensation Committee using its sole judgment. The Compensation Committee focuses primarily on each NEO’s performance against his or her financial and strategic objectives, our overall performance, and a Business Unit’s performance where applicable—while reserving discretion to reflect the overall business performance.

Role of the Independent Compensation Consultant

The Compensation Committee’s charter states the Compensation Committee may retain outside compensation consultants, lawyers or other advisors. The Compensation Committee retains an independent consultant, Mercer (US) Inc. (Mercer), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (MMC), to advise it on certain compensation matters. The Compensation Committee has the sole authority to retain, compensate and terminate any independent compensation consultants of its choosing.

In connection with the Compensation Committee’s engagement of Mercer, the Compensation Committee considered factors relevant to Mercer’s independence, including six factors specified by NYSE rules, and determined that its work does not raise any conflict of interest. The Compensation Committee requested Mercer’s advice on a variety of issues, including compensation strategy, market comparisons, review of our peer group, pay and performance alignment versus industry peers, executive pay trends, stock ownership guidelines, compensation best practices and potential compensation plan designs and modifications.

Mercer provided the Peer Group and general industry compensation data to management and the Compensation Committee and it was used as a frame of reference for establishing compensation targets for base salary, annual bonus and long-term incentives for all of the NEOs at the beginning of 2015.

In addition to its services for the Compensation Committee, separate and distinct from executive and director compensation consulting services, Mercer provided select services for Dana in various other capacities in 2015. Those services included international benefits pooling consulting and other global compensation consulting where Mercer data was most relevant in a given country. These other services were not approved by our Board of Directors or the Compensation Committee because they relate to broad-based compensation and benefit plans. Our management used Pay Governance LLC (Pay Governance) for executive compensation advice.

Compensation Policies & Practices

Dana’s Stock Ownership Guidelines

The Compensation Committee adopted stock ownership guidelines for our NEOs to encourage executives to own a significant number of shares of our common stock. The stock ownership guidelines are calculated based on a multiple of the executive’s annual base salary.

We require the NEOs to achieve the required percentage of the targeted stock ownership levels on a schedule from two to five years of being promoted or named to the applicable executive position. The table below shows the schedule in attaining the targeted amount of stock ownership:

		Percentage of Ownership Guideline to Satisfy
Title	Minimum Investment	2 Years	4 Years	5 Years

President and Chief Executive Officer	5 x Base Salary	40%	80%	100%
Other NEOs	3 x Base Salary	40%	80%	100%

All of the NEOs have met or exceeded the ownership requirements according to the above schedule as established under our guidelines. Mr. Filcek is not required to meet the stock ownership guidelines.

Clawback Provisions

To mitigate risk to Dana of paying either annual or long-term incentives based on faulty financial results, we have a policy (Clawback Policy) regarding adjustment of performance-based compensation in the event of a restatement of our financial results. It provides that the Compensation Committee will review all bonuses and other compensation paid or awarded to our executive officers based on the achievement of corporate performance goals during the period covered by a restatement. If the amount of such compensation paid or payable to any executive officer based on the originally reported financial results differs from the amount that would have been paid or payable based on the restated financial results, the Compensation Committee makes a recommendation to the independent members of the Board as to whether to seek recovery from the executive officer of any compensation exceeding that to which he or she would have been entitled based on the restated results. In the case of Messrs. J. Kamsickas and R. Wood, their executive employment agreements set forth clawback provisions in addition to the Clawback Policy described above. These additional clawback provisions are described below under “Executive Agreements.”

Hedging & Pledging of Dana Stock

Under the terms of our “Insider Trading Policy,” no employee or director is permitted to engage in securities transactions that would allow them either to insulate themselves from, or profit from, a decline in Dana’s stock price. Similarly, no employee or director may enter into hedging transactions in Dana’s stock. Such transactions include, and are not limited to, short sales as well as any hedging transactions in derivative securities (e.g. puts, calls, swaps or collars) or other speculative transactions relating to Dana’s stock. Pledging of Dana’s stock is also prohibited.

Equity-Based Grant Practices

Under our equity-based grant practices, we make regular equity-based grants to eligible employees, including NEOs, in the first quarter of the calendar year at a regularly scheduled meeting of the Compensation Committee. Under our current practice, the exercise price, in the case of stock options, is the closing price of our common stock on the New York Stock Exchange on the day of the grant. We also may award equity-based grants during the year to newly-hired executive officers as part of their compensation package or to executives based on a promotion during the year. In the case of equity-based grants to newly-hired employees who may be executive officers within the meaning of Section 162(m) of the Internal Revenue Code, or officers subject to Section 16 of the Exchange Act, including NEOs, the grants are authorized by the Compensation Committee.

Mitigation of Potential Risk in Pay Programs

The Compensation Committee has reviewed our compensation policies and practices and determined that none are reasonably likely to have a material adverse effect on Dana. To avoid excessive risk-taking behaviors, Dana has put in place several mechanisms, including, but not limited to:

•	Stock ownership guidelines;

•	Caps on annual incentive payouts;

•	Financial performance-based annual incentive program;

•	Long-term incentive awards (which are delivered primarily in the form of equity);

•	Mix of multiple types of awards;

•	Use of multiple metrics to determine annual and long-term incentive payouts; and

•	Clawback and anti-hedging and pledging policies.

CEO Employment Agreements

Our Compensation Committee determined it is market practice to offer an executive employment agreement to the President and Chief Executive Officer. Terms of the employment agreements for Messrs. J. Kamsickas and R. Wood can be found in the CEO Employment Agreement section below. No other NEO has an employment agreement.

Severance Arrangements

We have adopted both an executive severance plan (Executive Severance Plan) and a change in control severance plan (Change in Control Plan). Each of our current NEOs participates in these plans. These arrangements provide certainty to both Dana and the former executive as to their rights and obligations to each other, including restrictive covenants and non-compete agreements.

Executive Severance Plan

The Executive Severance Plan was adopted in 2008 to provide severance compensation to eligible executives whose employment is terminated for a reason other than cause, death, total disability or voluntary resignation.

Change in Control Plan

We have also adopted the Change in Control Plan to provide severance benefits to eligible executives whose employment is terminated as a result of a change in control. Each of our current NEOs is eligible to participate in the plan. We believe that such a plan helps to both attract and retain executives by reducing the personal uncertainty that arises from the possibility of a future business combination or restructuring. Dana believes that the Change in Control Plan helps to increase shareholder value by encouraging the executives to consider change in control transactions that are in the best interest of Dana and its shareholders, even if the transaction may ultimately result in termination of their employment. The plan contains a “double-trigger” provision (i.e. termination of employment after a change in control) in vesting of equity awards and for distributing severance payments in the event of any change in control. No excise tax gross-up is provided for under this plan.

Additional information on the terms and conditions of these plans as they relate to our NEOs is described in the section entitled “Potential Payments and Benefits upon Termination or Change in Control” below.

Impact of Accounting and Tax Treatments

Deductibility of Executive Compensation

Subject to certain exceptions, Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation in excess of $1 million per year paid to our NEOs (other than the CFO). This limitation generally does not apply to compensation that is considered “performance-based.” It is our Compensation Committee’s position that in administering the “performance-based” portion of Dana’s executive compensation program, it will attempt to satisfy the requirements for deductibility under Section 162(m).

Accounting for Stock-Based Compensation

We account for stock-based payments under our equity-based plans in accordance with the requirements of FASB ASC Topic 718. Further information about this accounting treatment can be found in Note 9 to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2015 which accompanies this Proxy Statement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Compensation Committee

Keith E. Wandell, Chairman

Joseph C. Muscari

R. Bruce McDonald

February 24, 2016

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our President and CEO, Executive Vice President and CFO, and our three other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 2015 (collectively, the named executive officers) for services rendered during the years stated in all capacities to Dana and our subsidiaries.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year(2)	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)		Option Awards ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation($)(7)		Total ($)
James K. Kamsickas	2015	430,833	500,000	3,467,888		0	612,000	0	82,970		5,093,691
President and Chief Executive Officer
Roger J. Wood	2015	1,025,000	0	4,422,571		0	2,659,306	0	401,370		8,508,511
Former President and Chief	2014	1,025,000	0	4,414,982		0	2,974,151	0	441,370		8,855,503
Executive Officer (Retiring April, 2016)	2013	1,006,250	0	1,402,863		1,349,448	3,230,316	0	2,026,525		9,015,402
Rodney R. Filcek	2015	331,455	0	263,180	(5)	0	199,589	0	63,113		857,337
Senior Vice President, Interim Chief Financial Officer and Chief Accounting Officer
William G. Quigley III	2015	626,250	0	1,592,374		0	810,192	0	197,886		3,226,702
Former Executive Vice President	2014	615,000	0	1,588,123		0	1,043,192	0	213,987		3,460,302
and Chief Financial Officer (Retiring March, 2016)	2013	611,250	0	522,309		511,368	548,888	0	175,819		2,369,634
Aziz S. Aghili	2015	508,125	0	1,044,691		0	694,552	0	1,103,260	(8)	3,350,628
President, Off-Highway	2014	460,000	0	931,976		0	761,461	0	725,744		2,879,181
Technologies	2013	457,500	0	309,502		300,801	540,986	0	1,634,821		3,243,610
Mark E. Wallace	2015	576,250	0	1,321,625		0	781,324	0	190,166		2,869,365
Executive Vice President Dana and	2014	565,000	0	1,316,432		0	951,560	0	209,099		3,042,091
Group President On-Highway Driveline Technologies	2013	561,750	0	440,318		424,337	985,297	0	174,313		2,586,015
Jeffrey S. Bowen	2015	493,750	0	1,036,982		0	643,539	0	228,837		2,403,108
Chief Administrative Officer	2014	475,000	0	1,036,851		0	775,393	0	169,745		2,456,989
	2013	472,500	0	344,879		334,140	740,314	0	148,575		2,040,408

Footnotes:

(1)	The latest position held by the named executive officer as of December 31, 2015.

(2)	We have disclosed full year compensation only for those years during which the executive was a named executive officer.

(3)	This column includes a sign-on bonus provided to Mr. Kamsickas as part of his executive employment agreement upon commencement of his with Dana as discussed in the “Executive Agreement” section below.

(4)	With respect to the 2015 grants, this column shows the grant date value of the performance share and restricted stock unit awards. Also, included in this column are dividend equivalent units earned in 2015. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 9 of the Notes to the Consolidated Financial Statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2015. See the “Grants of Plan-Based Awards” table below for information on awards made in 2015. See the “Outstanding Equity Awards at Fiscal Year-End” table for information on the market value of shares not vested as of December 31, 2015.

(5)	Mr. Filcek’s 2015 grant included performance cash and not performance shares.

(6)	This column shows the cash incentive awards earned for performance under our 2015 Annual Incentive Program (AIP) and our 2013 Long-Term Incentive Performance Cash program payable in 2016.

Annual Incentive Program Payments		Long-Term Incentive Performance Cash Payments
James K. Kamsickas	$612,000	James K. Kamsickas	$0
Roger J. Wood	$1,255,625	Roger J. Wood	$1,403,681
Rodney R. Filcek	$113,521	Rodney R. Filcek	$86,068
William G. Quigley III	$321,300	William G. Quigley III	$488,892
Aziz S. Aghili	$362,663	Aziz S. Aghili	$331,889
Mark E. Wallace	$351,480	Mark E. Wallace	$429,844
Jeffrey S. Bowen	$297,150	Jeffrey S. Bowen	$346,389

(7)	The total values shown for the individuals during 2015 include perquisites and benefits set forth below and in footnote 6. See the “Compensation Discussion and Analysis” section above regarding our executive perquisites allowance:

a.	James K. Kamsickas—$20,833 for perquisite allowance; $19,875 for contributions to Dana Retirement Savings Plan (401K); $12,438 for credits to Dana Restoration Plan; $25,658 representing the change in value of the supplemental executive retirement plan; $1,363 for life benefits (including AD&D and group variable universal life insurance); and $2,803 for business-related spousal travel.

b.	Roger J. Wood—$50,000 for perquisite allowance; $19,875 for contributions to Dana Retirement Savings Plan (401K); $154,093 for credits to Dana Restoration Plan; $170,920 representing the change in value of the supplemental executive retirement plan; $2,620 for life benefits (including AD&D and group variable universal life insurance); $1,951 for business-related spousal travel; and $2,175 for executive physical.

c.	Rodney R. Filcek—$25,000 for perquisite allowance; $19,875 for contributions to Dana Retirement Savings Plan (401K); $15,560 for credits to Dana Restoration Plan; $1,977 for life benefits (including AD&D and group variable universal life insurance); and $701 for business-related spousal travel.

d.	William G. Quigley III—$35,000 for perquisite allowance; $19,875 for contributions to Dana Retirement Savings Plan (401K); $62,504 for credits to Dana Restoration Plan; $78,237 representing the change in value of the supplemental executive retirement plan; $1,720 for life benefits (including AD&D and group variable universal life insurance); and $ 550 for executive physical.

e.	Aziz S. Aghili—$35,000 for perquisite allowance; $19,875 for contributions to Dana Retirement Savings Plan (401K); $48,741 for credits to Dana Restoration Plan; $65,935 representing the change in value of the supplemental executive retirement plan; $1,579 for life benefits (including AD&D and group variable universal life insurance); and $932,130 for international assignment benefits.

f.	Mark E. Wallace—$35,000 for perquisite allowance; $19,875 for contributions to Dana Retirement Savings Plan (401K); $57,134 for credits to Dana Restoration Plan; $75,694 representing the change in value of the supplemental executive retirement plan; $936 for life benefits (including AD&D and group variable universal life insurance); and $1,527 for business-related spousal travel.

g.	Jeffrey S. Bowen—$35,000 for perquisite allowance; $19,875 for contributions to Dana Retirement Savings Plan (401K); $45,780 for credits to Dana Restoration Plan; $125,843 representing the change in value of the supplemental executive retirement plan; $1,932 for life benefits (including AD&D and group variable universal life insurance); and $407 for business-related spousal travel.

(8)	During 2015, Dana made tax gross-up payments to Mr. Aghili, of $72,262 for international assignment benefits.

The following table contains information on grants of awards to named executive officers in the fiscal year ended December 31, 2015 under Dana’s Plan.

Grants of Plan-Based Awards at Fiscal Year-End

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James K. Kamsickas	8/11/2015				24,515	98,061	196,122				1,818,051
	8/11/2015							98,783			1,829,828
	AIP	23,595	471,900	943,800
Roger J. Wood	2/24/2015				24,462	97,849	195,698				2,178,119
	2/24/2015							101,431			2,244,440
	AIP	64,063	1,281,250	2,562,500
Rodney R. Filcek	2/24/2015	32,416	129,665	259,330
	2/24/2015							6,033			133,516
	AIP	8,347	166,943	333,886
William G. Quigley III	2/24/2015				8,806	35,225	70,450				784,109
	2/24/2015							36,530			808,265
	AIP	23,625	472,500	945,000
Aziz Aghili	2/24/2015				5,784	23,135	46,270				514,985
	2/24/2015							23,930			529,706
	AIP	18,025	360,500	721,000
Mark E. Wallace	2/24/2015				7,297	29,189	58,378				649,747
	2/24/2015							30,271			671,878
	AIP	21,750	435,000	870,000
Jeffrey S. Bowen	2/24/2015				5,735	22,939	45,878				510,622
	2/24/2015							23,789			526,360
	AIP	17,500	350,000	700,000

Footnotes:

(1)	These columns reflect the potential payments for each of the named executive officers under our 2015 AIP. As discussed in the Annual Incentive Program section of the “Compensation Discussion and Analysis” above, the actual payout for the 2015 AIP consolidated metrics was 68% of target based on 2015 performance against established metrics. Refer to the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table for individual pay-out amounts. Refer to the 2015 Annual Incentive Program portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential payments listed. The amounts reflected for Mr. Filcek are attributable to performance cash for fifty percent of the 2015 LTIP grant and cliff vest at the end of the three-year performance period.

(2)	These columns reflect the potential issuance of shares for each of the named executive officers under the Performance Share component of the 2015 LTIP. As discussed in the Long-Term Incentive Awards section of the “Compensation Discussion and Analysis”, performance shares account for fifty percent of the 2015 LTIP and cliff vest at the end of the three-year period based on performance against established metrics. Refer to the 2015 Long-Term Incentive Awards portion of the “Compensation Discussion and Analysis” section above for additional information on such program, including the performance targets that correspond to the potential pay-outs listed.

(3)	This amount represents the number of restricted stock units granted under the Restricted Stock Unit component of the 2015 LTIP and the dividend equivalent units granted in 2015. As discussed in the Long-Term Incentive Awards section of the “Compensation Discussion and Analysis”, restricted stock units accounted for fifty percent of the 2015 LTIP. The restricted stock units cliff vest three (3) years from the date of grant.

(4)	This column represents the fair value (at grant date) of performance shares, restricted stock units and dividend equivalents granted to each of the named executive officers in 2015. The value of the performance share and restricted stock unit grants is calculated using the closing stock price on the date of grant. The performance share grants assume a target level of performance.

2012 Dana Holding Corporation Omnibus Incentive Plan.    The 2012 Dana Holding Corporation Omnibus Incentive Plan (the Plan) is administered by the Compensation Committee. The Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based and non-stock based awards under the Plan.

The maximum number of shares of Dana’s common stock available under the Plan is 5,000,000, plus (i) any shares of common stock available for future awards under the 2008 Dana Holding Corporation Omnibus Incentive Plan (Prior Plan); and (ii) any shares of common stock that are represented by awards granted under the Prior Plan which are forfeited, expire or are cancelled without delivery of the shares or which result in the forfeiture of shares back to Dana. Any shares related to awards that terminate or are forfeited are added back to the pool. The aggregate number of shares of common stock actually issued or transferred by Dana upon the exercise of incentive stock options may not exceed 4,000,000 shares. We have not granted any incentive stock options under the Plan. Further, no participant may be granted option rights or appreciation rights for more than 2,000,000 shares of common stock during any calendar year, subject to adjustments as provided in the Plan. In no event may any participant receive restricted shares, restricted stock units or performance shares in the aggregate for more than 1,500,000 shares of common stock during any calendar year, or receive an award of performance units having an aggregate maximum value as of their respective dates of grant in excess of $15,000,000. The maximum number of shares that may be granted under the Plan is subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. No grants may be made under the Plan after April 23, 2022.

Under the Plan, the Board of Directors may also, in its discretion, authorize the granting to non-employee directors of option rights and appreciation rights and may also authorize the granting of other types of awards. Upon a change in control of Dana, except as otherwise provided in the terms of the award or as provided by the Compensation Committee, to the extent outstanding awards are not assumed, converted or replaced by the resulting entity, all outstanding awards that may be exercised will become fully exercisable, all restrictions with respect to outstanding awards will lapse and such awards become fully vested and non-forfeitable, and any specified performance measures with respect to outstanding awards will be deemed to be satisfied at target levels.

The following table provides information on stock option, performance share and restricted stock unit grants awarded pursuant to the Plan for each named executive officer that were outstanding as of December 31, 2015. Each outstanding award is shown separately. The market value of the stock awards is based on the closing market price of Dana common stock on December 31, 2015 of $13.80 per share.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James K. Kamsickas						98,783	(2)	1,363,205	98,061	(6)	1,353,242
Roger J. Wood	137,830			16.59	4/18/21	84,765	(3)	1,169,757	102,984	(7)	1,421,179
	152,761			15.96	2/21/22	103,912	(4)	1,433,986	97,849	(8)	1,350,316
	120,756	60,578	(1)	16.19	2/25/23	99,072	(5)	1,367,194
Rodney R. Filcek	23,470			10.00	4/16/18	5,196	(3)	71,705	89,036	(9)	89,036
	30,000			0.51	3/18/19	6,079	(4)	83,890	133,555	(10)	133,555
	10,615			11.27	3/20/20	5,896	(5)	81,365	129,665	(11)	129,665
	7,752			17.80	2/23/21
	9,023			15.96	2/21/22
	7,310	3,656	(1)	16.19	2/25/23
William G. Quigley III	20,000			16.33	3/1/22	32,520	(3)	448,776	37,074	(7)	511,621
	59,612			16.33	3/1/22	37,874	(4)	522,661	35,225	(8)	486,105
	45,760	22,880	(1)	16.19	2/25/23	35,664	(5)	492,163
Aziz S. Aghili	5,846			17.80	2/23/21	19,219	(3)	265,222	21,749	(7)	300,136
	22,702			15.96	2/21/22	22,217	(4)	306,595	23,135	(8)	319,263
	26,917	13,459	(1)	16.19	2/25/23	23,423	(5)	323,237
Mark E. Wallace	16,012			15.96	2/21/22	26,986	(3)	372,407	30,721	(7)	423,950
	18,986	18,986	(1)	16.19	2/25/23	31,384	(4)	433,099	29,189	(8)	402,808
						29,553	(5)	407,831
Jeffrey S. Bowen	34,136			11.98	9/20/21	21,249	(3)	293,236	24,143	(7)	333,173
	32,538			15.96	2/21/22	24,664	(4)	340,363	22,939	(8)	316,558
	29,900	14,951	(1)	16.19	2/25/23	23,224	(5)	320,491

Footnotes:

(1)	Options vest in 1/3rd increments annually with the remaining vesting dates of February 25, 2016.

(2)	Restricted stock units granted on August 11, 2015 to cliff vest on August 11, 2018.

(3)	Restricted stock units granted on February 25, 2013 to cliff vest on February 25, 2016.

(4)	Restricted stock units granted on February 25, 2014 to cliff vest on February 25, 2017.

(5)	Restricted stock units granted on February 24, 2015 to cliff vest on February 24, 2018.

(6)	Performance shares granted on August 11, 2015 to cliff vest after 3-year performance period.

(7)	Performance shares granted on February 25, 2014 to cliff vest after 3-year performance period.

(8)	Performance shares granted on February 24, 2015 to cliff vest after 3-year performance period.

(9)	Mr. Filcek’s grant on February 25, 2013 included performance cash and not performance shares; to cliff vest after 3-year performance period.

(10)	Mr. Filcek’s grant on February 25, 2014 included performance cash and not performance shares; to cliff vest after 3-year performance period.

(11)	Mr. Filcek’s grant on February 24, 2015 included performance cash and not performance shares; to cliff vest after 3-year performance period.

The following table provides information concerning the exercise of stock options, stock appreciation rights and the vesting of performance share units and restricted stock units, during the fiscal year ended December 31, 2015, for each of the named executive officers.

Options Exercised and Stock Vested During Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James K. Kamsickas
Roger J. Wood			87,229	$1,972,248
Rodney R. Filcek			5,151	$116,464
William G. Quigley III			30,511	$666,665
Mark E. Wallace			27,429	$620,170
Aziz S. Aghili			19,443	$439,606
Jeffrey S. Bowen			18,579	$420,071

Footnotes:

(1)	These values represent the vesting of restricted stock units and were determined by using the closing prices of our common stock on the New York Stock Exchange on such vesting dates.

The following table provides information on the nonqualified deferred compensation of the named executive officers with respect to the fiscal year ended December 31, 2015.

Nonqualified Deferred Compensation at Fiscal Year-End

Name	Dana credits in 2015 ($)		Aggregate earnings in 2015 ($)		Aggregate Withdrawals/ Distributions in 2015 ($)	Aggregate Balance on 12/31/15 ($)
James K. Kamsickas	$38,096	(1)	0		0	$38,096
Roger J. Wood	$298,370	(1)	$21,714		0	$1,302,708
Rodney R. Filcek(4)	$15,560	(1)	($93)		0	$76,741
William G. Quigley III	$130,823	(1)	$7,406		0	$468,259
Aziz S. Aghili	$105,647	(1)	$6,758		0	$435,762
Mark E. Wallace	$120,999	(1)	($4,188	)(2)	0	$776,948	(3)
Jeffrey S. Bowen	$100,230	(1)	$68,572		0	$1,708,235

Footnotes:

(1)	Includes credit for employer fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan and credit for the supplemental executive retirement plan described below. This credit is also reflected in footnote 7 of the “Summary Compensation Table” above.

Restoration Plan Company Credits		Supplemental Executive Retirement Plan Credits
James K. Kamsickas	$12,438	James K. Kamsickas	$25,658
Roger J. Wood	$154,093	Roger J. Wood	$144,277
Rodney R. Filcek	$15,560	Rodney R. Filcek	$0	(4)
William G. Quigley III	$62,504	William G. Quigley III	$68,319
Aziz S. Aghili	$48,741	Aziz S. Aghili	$56,906
Mark E. Wallace	$57,134	Mark E. Wallace	$63,865
Jeffrey S. Bowen	$45,780	Jeffrey S. Bowen	$54,450

(2)	Includes earnings on employee deferrals in the deferred compensation plan.

(3)	Includes deferred compensation plan balance.

(4)	Mr. Filcek does not participate in the supplemental executive retirement plan.

Retirement Plans

Dana maintains a non-qualified supplemental executive retirement plan for certain executives, including the named executive officers. Under the terms of the supplemental executive retirement plan, Dana established unfunded notional defined contribution accounts subject to the claims of Dana’s general creditors. Each participant account will be credited on an annual basis as follows: (a) fixed employer credits—equal to 3.5% of compensation; and (b) discretionary employer credits – based on Dana’s sole discretion and company performance not to exceed 4% of compensation. Dana credits the accumulated balance of each account with an annualized compounded rate of return of 5%. Participants are fully vested after five (5) years of service or upon death, disability or Change in Control.

Dana also maintains a non-qualified deferred compensation plan that allows certain executives to defer base pay and/or incentive pay into unfunded notional accounts subject to the claims of Dana’s general creditors.

CEO EMPLOYMENT AGREEMENT

James K. Kamsickas

Mr. Kamsickas became President and Chief Executive Officer and a member of the Board of Directors of the Company effective August 11, 2015. Under the terms of the agreement in connection with his appointment as President and Chief Executive Officer, Mr. Kamsickas is entitled to the following:

•	Annual base salary;

•	Upon the achievement of target-level performance, an annual bonus of one hundred ten percent (110%) of his annual base salary which will be paid on a pro-rated basis for the 2015 performance period;

•	Individual incentive of plus or minus thirty percent (30%) of his annual bonus;

•	Eligible for annual grants pursuant to the long-term incentive program under Dana’s 2012 Omnibus Incentive Plan to be valued at four hundred twenty-five percent (425%) of his annual base salary;

•

A special grant of common stock valued at $5,000,000 granted thirty percent (30%) on the first anniversary of his effective date of hire, thirty-five percent (35%) on the second anniversary of his effective date of hire, and thirty-five percent (35%) on the third anniversary of his effective date of hire;

•	A sign-on cash award of $1,000,000 payable fifty percent (50%) on his effective date of hire and fifty percent (50%) on the first anniversary of his effective date of hire;

•	Appointment to the Dana Board of Directors;

•

Reimbursement of reasonable relocation expenses incurred for relocation of his principal residence and temporary living expenses in accordance with Dana’s relocation program applicable to Dana’s senior executives;

•	All of Dana’s benefit plans or arrangements in effect from time to time with respect generally to senior executives; and

•	Reimbursement for professional fees and costs incurred in connection with the negotiation and documentation of his employment arrangements.

Mr. Kamsickas’ employment agreement is for an initial term of three (3) years, subject to extension at the end of the term for additional one-year terms. Mr. Kamsickas’ executive employment agreement also provides for severance payments and benefits in the event that his position with Dana is involuntarily terminated by Dana without cause or by Mr. Kamsickas for good reason. Additionally, the executive employment agreement includes clawback provisions that apply to his sign-on awards in the event he voluntarily terminates service without good reason or is terminated for cause on or before the third anniversary date of his employment. For a period of twenty-four (24) months following his termination of employment, Mr. Kamsickas is prohibited from competing against Dana, soliciting its customers or employees, and working for a competitor. Mr. Kamsickas has also agreed that he will not disclose Dana’s confidential information.

Former President and CEO Roger J. Wood

As previously disclosed, on January 12, 2015 we entered into a new executive employment agreement with Mr. Wood given his decision to retire from Dana as President and Chief Executive Officer at the end of April 2016. Since the appointment of Mr. Kamsickas as President and Chief Executive Officer on August 11, 2015, Mr. Wood continues to serve in an advisory role until his retirement.

Mr. Wood is entitled to (1) continuation of his base salary through the end of April 2016, (2) a bonus for 2015 based on actual performance as if he were employed for the entire year, and eligibility for an additional bonus equal to 30% of his target bonus based on Mr. Wood’s support of the succession and transition process, (3) continuation of welfare benefits through the end of April 2016, (4) vesting of all stock options, pro-rated vesting of restricted stock units, and pro-rated vesting of performance cash and share awards for performance years that include the end of April 2016 based on actual performance and (5) deemed satisfaction of vesting requirements under our SERP. Mr. Wood will have the same entitlements if his employment is terminated by us without cause or by Mr. Wood for good reason prior to April 2016. For a period of twenty-four (24) months following his termination of employment, Mr. Wood is prohibited from competing against Dana, soliciting its customers or employees, and working for a competitor. Mr.  Wood has also agreed that he will not disclose Dana’s confidential information.

POTENTIAL PAYMENTS AND BENEFITS

UPON TERMINATION OR CHANGE IN CONTROL

As discussed in the “Compensation Discussion and Analysis” section above, Dana maintains both an Executive Severance Plan and Change in Control Plan that apply to certain senior executives, including our named executive officers.

Set forth below is a description of each plan (applicable to eligible executive officers, including named executive officers). This is followed by tables relating to Messrs. Kamsickas, Wood, Filcek, Quigley, Wallace, Aghili and Bowen.

Executive Severance Plan

In the event any eligible executive officer, except our CEO, is involuntarily terminated by Dana without cause and such termination occurs prior to a change in control, Dana will pay the executive an amount based on his or her annual base salary and medical benefits coverage in effect on the date of termination for a period of twelve (12) months. The medical benefit payment allows, but does not require, the employee to purchase additional coverage equal to a total of one (1) year.

During 2015, our CEO was entitled to receive an amount based on his annual base salary in effect on the date of termination for a period of twenty-four (24) months. Additionally, we would have provided two (2) years of subsidized COBRA to our CEO if he elected to purchase additional coverage. The Executive Severance Plan contains an offset provision to prevent executives with severance provisions under an employment agreement from receiving double benefits.

Additionally, the executive, except our CEO, will receive payment or receive reimbursement for reasonable costs of outplacement services, subject to a maximum amount of $25,000. During 2015, our CEO would have received payment or reimbursement for reasonable costs of outplacement services, subject to a maximum amount of $50,000 for a period of twenty-four (24) months beginning on the employment termination date.

Change in Control Plan

Under our Change in Control Plan, all eligible executive officers, except our CEO, who incur a qualifying termination will be entitled to receive two (2) years of salary and twice his or her target bonus for the year in which termination occurs. Our CEO is entitled to receive three (3) years of salary and three (3) times his target bonus for the year in which termination occurs. In addition, each named executive officer will be entitled to: (1) the full amount of any earned but unpaid base salary through the date of termination plus a cash payment for all unused vacation time accrued as of the termination date; (2) a pro rata portion of his or her annual bonus for the year in which termination occurs; (3) all equity awards which will vest in full and become fully exercisable as of the termination date; (4) any actual award credited to an eligible employee in connection with Dana’s performance awards all of which vest in full as of date of termination; (5) a lump sum cash amount to allow, but not require, the employee to purchase additional coverage equal to a total of two (2) years (three (3) years for our CEO) of subsidized COBRA; (6) the employee assistance program; and (7) reasonable costs of outplacement services not to exceed $25,000 ($50,000 for our CEO). The plan does not provide for any excise tax gross-up payments to executive officers in connection with a change in control.

The following tables set forth the potential payments that would have been due to our named executive officers upon termination or a change of control as of December 31, 2015.

James K. Kamsickas

The following table describes the potential termination and change in control payments to Mr. Kamsickas, Dana’s President and Chief Executive Officer, under a variety of circumstances.

Pay Element	Change in Control and Terminated(1)		Change in Control and Not Terminated	Death		Disability		Termination Without Cause		Voluntary Termination with Good Reason
Cash Compensation
Base Salary	$0		$0	$0		$0		$2,200,000	(2)	$2,200,000	(2)
Annual Incentive Award (3)	$612,000		$612,000	$612,000		$612,000		$612,000		$612,000
Inducement Awards	$5,500,000	(4)
Separation Payment	$6,930,000	(5)
Long-Term Incentive
Performance Shares	$1,353,242	(6)	$0	$150,351	(7)	$150,351	(7)	$150,351	(7)	$150,351	(7)
Restricted Stock Units	$1,363,205	(6)	$0	$151,455	(8)	$151,455	(8)	$151,455	(8)	$151,455	(8)
Benefits and Perquisites
Health, insurance, etc.	$48,069	(9)	$0	$0		$0		$32,046	(10)	$32,046	(10)
Life Insurance Benefits	$0		$0	$5,000,000	(11)	$0		$0		$0
Restoration Plan(12)	$12,438		$0	$12,438		$12,438		$12,438		$12,438
SERP(13)	$25,658		$0	$25,658		$25,658		$25,658		$25,658
Accrued Vacation(14)	$91,667		$0	$91,667		$91,667		$91,667		$91,667
Other
Outplacement	$50,000		$0	$0		$0		$50,000		$50,000
Total	$15,986,279		$612,000	$6,043,569		$1,043,569		$3,325,615		$3,325,615

Footnotes:

(1)	Change in control benefits available to Mr. Kamsickas under our Change in Control Plan.

(2)	Mr. Kamsickas is entitled to receive an amount equal to 24 months of his base salary pursuant to the terms of his executive employment agreement.

(3)	Based on actual results.

(4)	Pursuant to Mr. Kamsickas’ employment agreement, he is entitled to receive a special grant of common stock valued at $5,000,000 and a sign-on cash award of $500,000.

(5)	Mr. Kamsickas would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by three (3).

(6)	All performance shares and restricted stock units vest in full; for purposes of this analysis, we have assumed target performance for the unearned performance periods.

(7)	Performance shares vest on a pro rata basis; for purposes of this analysis, we have assumed target performance for the unearned performance periods.

(8)	Restricted stock units vest on a pro rata basis.

(9)	For a Change in Control, Mr. Kamsickas would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of three (3) years.

(10)	Mr. Kamsickas would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two (2) years.

(11)	Mr. Kamsickas is eligible for a life insurance benefit, valued at five (5) million dollars.

(12)	Mr. Kamsickas is eligible to receive his Restoration Plan benefit effective December 31, 2015. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(13)	Mr. Kamsickas is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2015.

(14)	For purposes of this table, we assumed Mr. Kamsickas did not take any vacation in 2015.

Roger J. Wood

The following table describes the potential termination and change in control payments to Mr. Wood, Dana’s former President and Chief Executive Officer, under a variety of circumstances.

Pay Element	Change in Control and Terminated(1)		Change in Control and Not Terminated	Death		Disability		Termination Without Cause		Voluntary Termination with Good Reason
Cash Compensation
Base Salary	$0		$0	$0		$0		$2,050,000	(2)	$2,050,000	(2)
Annual Incentive Award (3)	$1,255,625		$1,255,625	$1,255,625		$1,255,625		$1,255,625		$1,255,625
Performance Cash Award(3)	$1,403,681		$1,403,681	$1,403,681		$1,403,681		$1,403,681		$1,403,681
Separation Payment	$6,918,750	(4)
Long-Term Incentive
Stock Options	$0	(5)	$0	$0	(5)	$0	(5)	$0	(6)	$0	(6)
Performance Shares	$2,771,495	(7)	$0	$1,397,554	(8)	$1,397,554	(8)	$1,397,554	(8)	$1,397,554	(8)
Restricted Stock Units	$4,003,490	(7)	$0	$2,369,888	(9)	$2,369,888	(9)	$2,369,888	(9)	$2,369,888	(9)
Benefits and Perquisites
Health, insurance, etc.	$48,859	(10)	$0	$0		$0		$32,573	(11)	$32,573	(11)
Life Insurance Benefits	$0		$0	$1,025,000	(12)	$0		$0		$0
Restoration Plan(13)	$598,931		$0	$598,931		$598,931		$598,931		$598,931
SERP(14)	$703,777		$0	$703,777		$703,777		$703,777		$703,777
Accrued Vacation(15)	$85,417		$0	$85,417		$85,417		$85,417		$85,417
Other
Outplacement	$50,000		$0	$0		$0		$50,000		$50,000
Total	$17,840,025		$2,659,306	$8,839,872		$7,814,872		$9,947,445		$9,947,445

Footnotes:

(1)	Change in control benefits available to Mr. Wood under our Change in Control Plan.

(2)	Mr. Wood is entitled to receive an amount equal to 24 months of his base salary pursuant to the terms of his executive employment agreement.

(3)	Based on actual results.

(4)	Mr. Wood would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by three (3).

(5)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2015, which is less than the stock price at issuance of stock options.

(6)	Vested portion of award is exercisable until the earlier of six (6) months after termination or end of normal term. This analysis is based on the closing price of our common stock on December 31, 2015, which is less than the stock price at issuance of stock options.

(7)	All performance shares and restricted stock units vest in full; for purposes of this analysis, we have assumed target performance for the unearned performance periods.

(8)	Performance shares vest on a pro rata basis; for purposes of this analysis, we have assumed target performance for the unearned performance periods.

(9)	Restricted stock units vest on a pro rata basis.

(10)	For a Change in Control, Mr. Wood would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of three (3) years.

(11)	Mr. Wood would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two (2) years.

(12)	Mr. Wood is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times his annual base salary.

(13)	Mr. Wood is eligible to receive his Restoration Plan benefit effective December 31, 2015. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(14)	Mr. Wood is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2015.

(15)	For purposes of this table, we assumed Mr. Wood did not take any vacation in 2015.

Rodney R. Filcek

The following table describes the potential termination and change in control payments to Mr. Filcek, Dana’s Senior Vice President and interim Chief Financial Officer, under a variety of circumstances.

Pay Element	Change in Control and Terminated(1)		Change in Control and Not Terminated	Death		Disability		Termination Without Cause
Cash Compensation
Base Salary	$0		$0	$0		$0		$333,886	(2)
Annual Incentive Award (3)	$113,521		$113,521	$113,521		$113,521		$113,521
Performance Cash Award(3)	$86,068		$86,068	$86,068		$86,068		$86,068
Separation Payment	$1,001,658	(4)
Long-Term Incentive
Stock Options	$446,773	(5)	$0	$446,773	(5)	$446,773	(5)	$455,511	(6)
Performance Cash	$263,220	(7)	$0	$132,257	(8)	$132,257	(8)	$132,257	(8)
Restricted Stock Units	$238,850	(7)	$0	$142,085	(9)	$142,085	(9)	$142,085	(9)
Benefits and Perquisites
Health, insurance, etc.	$23,471	(10)	$0	$0		$0		$11,736	(11)
Life Insurance Benefits	$0		$0	$333,886	(12)	$0		$0
Restoration Plan(13)	$76,741		$0	$76,741		$76,741		$76,741
Accrued Vacation(14)	$27,824		$0	$27,824		$27,824		$27,824
Other
Outplacement	$25,000		$0	$0		$0		$25,000
Total	$2,303,127		$199,589	$1,359,156		$1,025,270		$1,404,629

Footnotes:

(1)	Change in control benefits available to Mr. Filcek under our Change in Control Plan.

(2)	Mr. Filcek is entitled to receive an amount equal to 12 months of his base salary pursuant to the terms of our Executive Severance Plan.

(3)	Based on actual results.

(4)	Mr. Filcek would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2).

(5)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2015.

(6)	Vested portion of award is exercisable until the earlier of six months after termination or end of normal term.

(7)	All performance shares and restricted stock units vest in full; for purposes of this analysis, we have assumed target performance for the unearned performance periods.

(8)	Performance shares vest on a pro rata basis; for purposes of this analysis, we have assumed target performance for the unearned performance periods.

(9)	Restricted stock units vest on a pro rata basis.

(10)	For a Change in Control, Mr. Filcek would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two (2) years.

(11)	Mr. Filcek would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one (1) year.

(12)	Mr. Filcek is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times his annual base salary.

(13)	Mr. Filcek is eligible to receive his Restoration Plan benefit effective December 31, 2015. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(14)	For purposes of this table, we assumed Mr. Filcek did not take any vacation in 2015.

William G. Quigley III

The following table describes the potential termination and change in control payments to Mr. Quigley, Dana’s former Executive Vice President and Chief Financial Officer, under a variety of circumstances.

Pay Element	Change in Control and Terminated(1)		Change in Control and Not Terminated	Death		Disability		Termination Without Cause
Cash Compensation
Base Salary	$0		$0	$0		$0		$630,000	(2)
Annual Incentive Award(3)	$321,300		$321,300	$321,300		$321,300		$321,300
Performance Cash Award(3)	$488,892		$488,892	$488,892		$488,892		$488,892
Separation Payment	$2,205,000	(4)
Long-Term Incentive
Stock Options	$0	(5)	$0	$0	(5)	$0	(5)	$0	(6)
Performance Shares	$997,726	(7)	$0	$503,107	(8)	$503,107	(8)	$503,107	(8)
Restricted Stock Units	$1,475,551	(7)	$0	$883,269	(9)	$883,269	(9)	$883,269	(9)
Benefits and Perquisites
Health, insurance, etc.	$32,573	(10)	$0	$0		$0		$16,287	(11)
Life Insurance Benefits	$0		$0	$630,000	(12)	$0		$0
Restoration Plan(13)	$191,661		$0	$191,661		$191,661		$191,661
SERP(14)	$276,598		$0	$276,598		$276,598		$276,598
Accrued Vacation(15)	$52,500		$0	$52,500		$52,500		$52,500
Other
Outplacement	$25,000		$0	$0		$0		$25,000
Total	$6,066,800		$810,192	$3,347,327		$2,717,327		$3,388,613

Footnotes:

(1)	Change in control benefits available to Mr. Quigley under our Change in Control Plan.

(2)	Mr. Quigley is entitled to receive an amount equal to 12 months of his base salary pursuant to the terms of our Executive Severance Plan.

(3)	Based on actual results.

(4)	Mr. Quigley would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2).

(5)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2015, which is less than the stock price at issuance of stock options.

(6)	Vested portion of award is exercisable until the earlier of six (6) months after termination or end of normal term. This analysis is based on the closing price of our common stock on December 31, 2015, which is less than the stock price at issuance of stock options.

(7)	All performance shares and restricted stock units vest in full; for purposes of this analysis, we have assumed target performance for the unearned performance periods.

(8)	Performance shares vest on a pro rata basis; for purposes of this analysis, we have assumed target performance for the unearned performance periods.

(9)	Restricted stock units vest on a pro rata basis.

(10)	For a Change in Control, Mr. Quigley would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two (2) years.

(11)	Mr. Quigley would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one (1) year.

(12)	Mr. Quigley is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times his annual base salary.

(13)	Mr. Quigley is eligible to receive his Restoration Plan benefit effective December 31, 2015. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(14)	Mr. Quigley is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2015.

(15)	For purposes of this table, we assumed Mr. Quigley did not take any vacation in 2015.

Aziz S. Aghili

The following table describes the potential termination and change in control payments to Mr. Aghili, Dana’s President of Off-Highway Technologies, under a variety of circumstances.

Pay Element	Change in Control(1)		Change in Control and Not Terminated	Death		Disability		Termination Without Cause
Cash Compensation
Base Salary	$0		$0	$0		$0		$515,000	(2)
Annual Incentive Award(3)	$362,663		$362,663	$362,663		$362,663		$362,663
Performance Cash Award(3)	$331,889		$331,889	$331,889		$331,889		$331,889
Separation Payment	$1,751,000	(4)
Long-Term Incentive
Stock Appreciation Rights	$0	(5)	$0	$0	(5)	$0	(5)	$0	(6)
Performance Shares	$619,399	(7)	$0	$306,498	(8)	$306,498	(8)	$306,498	(8)
Restricted Stock Units (Cash-settled)	$902,051	(7)	$0	$529,575	(9)	$529,575	(9)	$529,575	(9)
Benefits and Perquisites
Health, insurance, etc.	$18,224	(10)	$0	$0		$0		$9,112	(11)
Life Insurance Benefits	$0		$0	$515,000	(12)	$0		$0
Restoration Plan(13)	$189,243		$0	$189,243		$189,243		$189,243
SERP(14)	$246,519		$0	$246,519		$246,519		$246,519
Accrued Vacation(15)	$42,917		$0	$42,917		$42,917		$42,917
Other
Outplacement	$25,000		$0	$0		$0		$25,000
Total	$4,488,905		$694,552	$2,524,304		$2,009,304		$2,558,416

Footnotes:

(1)	Change in control benefits available to Mr. Aghili under our Change in Control Plan.

(2)	Mr. Aghili is entitled to receive an amount equal to 12 months of his base salary pursuant to the terms of our Executive Severance Plan.

(3)	Based on actual results.

(4)	Mr. Aghili would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2).

(5)	All unvested stock appreciation right awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2015, which is less than the stock price at issuance of stock options.

(6)	Vested portion of award is exercisable until the earlier of six (6) months after termination or end of normal term. This analysis is based on the closing price of our common stock on December 31, 2015, which is less than the stock price at issuance of stock appreciation rights.

(7)	All performance shares and restricted stock units vest in full; for purposes of this analysis, we have assumed target performance for the unearned performance periods.

(8)	Performance shares vest on a pro rata basis; for purposes of this analysis, we have assumed target performance for the unearned performance periods.

(9)	Restricted stock units vest on a pro rata basis.

(10)	For a Change in Control, Mr. Aghili would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two (2) years.

(11)	Mr. Aghili would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one (1) year.

(12)	Mr. Aghili is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times his annual base salary.

(13)	Mr. Aghili is eligible to receive his Restoration Plan benefit effective December 31, 2015. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(14)	Mr. Aghili is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2015.

(15)	For purposes of this table, we assumed Mr. Aghili did not take any vacation in 2015.

Mark E. Wallace

The following table describes the potential termination and change in control payments to Mr. Wallace, Executive Vice President Dana and Group President On-Highway Driveline Technologies, under a variety of circumstances.

Pay Element	Change in Control(1)		Change in Control and Not Terminated	Death		Disability		Termination Without Cause
Cash Compensation
Base Salary	$0		$0	$0		$0		$580,000	(2)
Annual Incentive Award(3)	$351,480		$351,480	$351,480		$351,480		$351,480
Performance Cash Award(3)	$429,844		$429,844	$429,844		$429,844		$429,844
Separation Payment	$2,030,000	(4)
Long-Term Incentive
Stock Options	$0	(5)	$0	$0	(5)	$0	(5)	$0	(6)
Performance Shares	$826,758	(7)	$0	$416,884	(8)	$416,884	(8)	$416,884	(8)
Restricted Stock Units	$1,223,246	(7)	$0	$732,407	(9)	$732,407	(9)	$732,407	(9)
Benefits and Perquisites
Health, insurance, etc.	$23,471	(10)	$0	$0		$0		$11,736	(11)
Life Insurance Benefits	$0		$0	$580,000	(12)	$0		$0
Restoration Plan(13)	$298,334		$0	$298,334		$298,334		$298,334
SERP(14)	$312,265		$0	$312,265		$312,265		$312,265
Accrued Vacation(15)	$48,333		$0	$48,333		$48,333		$48,333
Other
Outplacement	$25,000		$0	$0		$0		$25,000
Total	$5,658,732		$781,324	$3,169,548		$2,589,548		$3,206,283

Footnotes:

(1)	Change in control benefits available to Mr. Wallace under our Change in Control Plan.

(2)	Mr. Wallace is entitled to receive an amount equal to 12 months of his base salary pursuant to the terms of our Executive Severance Plan.

(3)	Based on actual results.

(4)	Mr. Wallace would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2).

(5)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2015, which is less than the stock price at issuance of stock options.

(6)	Vested portion of award is exercisable until the earlier of six (6) months after termination or end of normal term. This analysis is based on the closing price of our common stock on December 31, 2015, which is less than the stock price at issuance of stock options.

(7)	All performance shares and restricted stock units vest in full; for purposes of this analysis, we have assumed target performance for the unearned performance periods.

(8)	Performance shares vest on a pro rata basis; for purposes of this analysis, we have assumed target performance for the unearned performance periods.

(9)	Restricted stock units vest on a pro rata basis.

(10)	For a Change in Control, Mr. Wallace would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two (2) years.

(11)	Mr. Wallace would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one (1) year.

(12)	Mr. Wallace is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times his annual base salary.

(13)	Mr. Wallace is eligible to receive his Restoration Plan benefit effective December 31, 2015. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(14)	Mr. Wallace is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2015.

(15)	For purposes of this table, we assumed Mr. Wallace did not take any vacation in 2015.

Jeffrey S. Bowen

The following table describes potential termination and change in control payments to Mr. Bowen, Dana’s Chief Administrative Officer, under a variety of circumstances.

Pay Element	Change in Control(1)		Change in Control and Not Terminated	Death		Disability		Termination Without Cause
Cash Compensation
Base Salary	$0		$0	$0		$0		$500,000	(2)
Annual Incentive Award(3)	$297,150		$297,150	$297,150		$297,150		$297,150
Performance Cash Award(3)	$346,389		$346,389	$346,389		$346,389		$346,389
Separation Payment	$1,700,000	(4)
Long-Term Incentive
Stock Options	$0	(5)	$0	$0	(5)	$0	(5)	$0	(6)
Performance Shares	$649,732	(7)	$0	$327,626	(8)	$327,626	(8)	$327,626	(8)
Restricted Stock Units	$961,888	(7)	$0	$576,122	(9)	$576,122	(9)	$576,122	(9)
Benefits and Perquisites
Health, insurance, etc.	$32,573	(10)	$0	$0		$0		$16,287	(11)
Life Insurance Benefits	$0		$0	$500,000	(12)	$0		$0
Restoration Plan(13)	$154,540		$0	$154,540		$154,540		$154,540
SERP(14)	$1,553,695		$0	$1,553,695		$1,553,695		$1,553,695
Accrued Vacation(15)	$41,667		$0	$41,667		$41,667		$41,667
Other
Outplacement	$25,000		$0	$0		$0		$25,000
Total	$5,762,632		$643,539	$3,797,189		$3,297,189		$3,838,475

Footnotes:

(1)	Change in control benefits available to Mr. Bowen under our Change in Control Plan.

(2)	Mr. Bowen is entitled to receive an amount equal to 12 months of his base salary pursuant to the terms of our Executive Severance Plan.

(3)	Based on actual results.

(4)	Mr. Bowen would have been eligible for a separation payment equal to the sum of his annual base salary and the target bonus multiplied by two (2).

(5)	All unvested stock options awards immediately vest and become exercisable. This value also includes previously exercisable (but unexercised) stock options and is based on the closing price of our common stock on December 31, 2015, which is less than the stock price at issuance of stock options.

(6)	Vested portion of award is exercisable until the earlier of six (6) months after termination or end of normal term. This analysis is based on the closing price of our common stock on December 31, 2015, which is less than the stock price at issuance of stock options.

(7)	All performance shares and restricted stock units vest in full; for purposes of this analysis, we have assumed target performance for the unearned performance periods.

(8)	Performance shares vest on a pro rata basis; for purposes of this analysis, we have assumed target performance for the unearned performance periods.

(9)	Restricted stock units vest on a pro rata basis.

(10)	For a Change in Control, Mr. Bowen would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of two (2) years.

(11)	Mr. Bowen would receive a lump sum cash payment in the amount of the difference of his employee premium share and COBRA costs for a period of one (1) year.

(12)	Mr. Bowen is eligible for a life insurance benefit, available to all Dana salaried employees, in an amount equivalent to one-times his annual base salary.

(13)	Mr. Bowen is eligible to receive his Restoration Plan benefit effective December 31, 2015. The Restoration Plan benefit includes credit for fixed and matching contributions that exceed the IRS limits for our qualified 401(k) plan.

(14)	Mr. Bowen is eligible to receive his supplemental executive retirement plan benefit effective December 31, 2015.

For purposes of this table, we assumed Mr. Bowen did not take any vacation in 2015.

TRANSACTIONS OF EXECUTIVE OFFICERS WITH DANA

None of the executive officers of Dana or members of their immediate families or entities with which they have a position or relationship had any transactions with Dana since January 1, 2015.

For information on procedures and policies for reviewing transactions between Dana and its executive officers, their immediate family members and entities with which they have a position or relationship, see “Director Independence and Transactions of Directors with Dana — Review of Transactions with Related Persons.”

PROPOSAL I SUBMITTED FOR YOUR VOTE

ELECTION OF DIRECTORS

Under our Bylaws, each director will hold office on the Board until the election and qualification of a successor at an annual meeting of shareholders or until his earlier resignation, disqualification, removal, death or other cause.

The members of our Board are elected by the holders of shares of common stock at each meeting of shareholders held for the purpose of electing directors. Our Board currently consists of seven directors. This year you are voting on seven candidates for the Board of Directors. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the current Directors for election: James K. Kamsickas, Virginia A. Kamsky, Terrence J. Keating, R. Bruce McDonald, Joseph C. Muscari, Mark A. Schulz and Keith E. Wandell. Each of the nominees has consented to his or her nomination and has agreed to serve as a director of Dana, if elected.

The Board has adopted Director Selection and Retention Guidelines. Under these Guidelines, the Board identifies individuals qualified to become members of the Board and elects candidates to fill new or vacant positions. Potential candidates for Board positions are identified through a variety of means, including individuals identified by the Nominating and Corporate Governance Committee, the use of search firms, recommendations of Board members, recommendations of executive officers and properly submitted shareholder recommendations. Potential candidates for nomination as director candidates must provide written information about their qualifications and participate in interviews conducted by individual Board members. Candidates are evaluated using the guidelines described below to determine their qualifications based on the information supplied by the candidates and information obtained from other sources.

The Board will consider shareholder recommendations for directors that meet the criteria set forth below. The Board makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder. Shareholders who wish Dana to consider their recommendations for nominees for the position of director should submit their recommendations in writing to Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537, Attention: Corporate Secretary, using the same deadline for nominations under our advance notice bylaw set forth in the ‘Questions and Answers’ section above.

Neither Dana’s Board nor the Nominating and Corporate Governance Committee has adopted a specific diversity policy with respect to identifying nominees for director. However, Dana has established criteria it considers when it is evaluating a potential candidate. Criteria for assessing nominees include a potential nominee’s ability to represent the long term interests of Dana. Minimum qualifications for a director nominee are experience in those areas that the Board determines are necessary and appropriate to meet the needs of Dana, including leadership positions in public companies, large or middle market businesses, or not-for-profit, governmental, professional or educational organizations. For those proposed director nominees who meet the minimum qualifications, the Board assesses the proposed nominee’s specific qualifications, evaluates his or her independence (including, but not limited to, independence related to Dana, other Board members and shareholders), and considers other factors, including skills, business segment representation, geographic location, diversity, standards of integrity, memberships on other boards (with a special focus on director interlocks), and ability and willingness to commit to serving on the Board for an extended period of time and to dedicate adequate time and attention to the affairs of Dana as necessary to properly discharge his or her duties. Additionally, the Board considers whether each nominee would be considered a “financial expert” or “financially literate” as described in applicable listing standards, legislation and our Audit Committee guidelines.

Additionally, our Corporate Governance Guidelines, Standards of Business Conduct for Members of the Board of Directors, Related-Party Transactions Policy and the Director Independence Standards are considered prior to making a recommendation to the Board for approval of a nominee. Each of these documents is available on Dana’s website at www.dana.com.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR.

INFORMATION ABOUT THE NOMINEES

Our Board currently has six non-management directors and one management director. All of our directors are elected annually serving a one-year term expiring at the next annual meeting of shareholders. The following section provides information as of March 1, 2016 about each nominee for election as a Director. The information provided includes the age of each individual; the individual’s principal occupation and special qualifications; employment and business experience during the past five years, including employment with Dana; other public company or registered investment company directorships held during the past five years; and the year in which the director became a director of Dana.

NOMINEES FOR DIRECTOR

JAMES K. KAMSICKAS	Director since 2015

Mr. Kamsickas, 49, is President and CEO of Dana Holding Corporation. Mr. Kamsickas served as President, Chief Executive Officer of International Automotive Components Group, S.A., a leading global supplier of automotive interior components and systems from April 2012 to August 2015. He also served as a member of its Board of Directors during that period. From January 2011 to April 2012, Mr. Kamsickas served as IAC’s Global Co-Chief Executive Officer and President of North America and Asia. Finally, he served as IAC’s President and Chief Executive Officer of North America/Asia from April 2007 to December 2010. Prior to that, he spent 18 years at Lear Corporation in numerous domestic and international positions, ultimately as head of its Interior Systems Division. Mr. Kamsickas serves on the Board of Trustees of The Manufacturers Alliance for Productivity and Innovation.

Mr. Kamsickas’ experience as Chief Executive Officer and President of Dana as well as many years as a Chief Executive Officer and Board member at another global automotive supplier gives him unique insight into Dana’s challenges, opportunities and operations.

VIRGINIA A. KAMSKY	Director since 2011

Ms. Kamsky, 62, has been chairman and chief executive officer of Kamsky Associates, Inc., a strategic advisory firm since 1980. She also served as an executive vice president of Foamex International, Inc., and in various leadership roles at then-Chase Manhattan Bank, including as a credit and lending officer and second vice president in charge of the Chase Corporate Division-China.

Ms. Kamsky currently serves as a White House appointee on the Secretary of the Navy Advisory Panel. Ms. Kamsky has also served on the Boards of the following public companies: Spectrum Brands Holdings, Inc., W.R. Grace and Company, Sealed Air Corporation, Shorewood Packing Corporation, Foamex International Inc., Tecumseh Products Company, Tate & Lyle PLC and Olin Corporation.

Ms. Kamsky has a strong background in strategy as well as a vast knowledge of the Asia-Pacific market that provides Dana’s Board with a unique perspective into one of Dana’s growth markets. In addition, she has served as a board member of several other publicly-traded companies giving Dana’s Board a great resource to assist in evaluating best practices.

TERRENCE J. KEATING	Director since 2008

Mr. Keating, 66, was Chairman of Accuride Corporation, a manufacturer and supplier of commercial vehicle components, from January 2007 until January 2009. He initially was elected as a director of Accuride in April 2002. Mr. Keating served as

Chief Executive Officer of Accuride from April 2002 to December 2006 and was President of Accuride from April 2002 to December 2005. Mr. Keating served on the board of A. M. Castle & Co. Mr. Keating is currently a board member of Chart Industries, Inc.

Mr. Keating’s background as a former Chairman and Chief Executive Officer of a public company in the commercial vehicle market provides the Board the perspective of a retired, seasoned executive with knowledge of business operations in the heavy duty market as well as the automotive market. Dana’s Board also utilizes Mr. Keating’s public company board experience.

R. BRUCE MCDONALD	Director since 2014

Mr. McDonald, 55, has been Executive Vice President and Vice Chairman of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions (Johnson Controls), since September 2014. Mr. McDonald served as Executive Vice President and Chief Financial Officer from 2005 to September 2014. Mr. McDonald joined Johnson Controls in November 2001 as Vice President and Corporate Controller and was promoted to Assistant Chief Financial Officer in 2004.

Mr. McDonald’s extensive experience as Chief Financial Officer of a global manufacturer provides him with an informed understanding of the financial issues and risks that affect Dana. Additionally, Mr. McDonald’s international experience provides the Board with a global perspective helping our Board identify opportunities and minimize risks.

JOSEPH C. MUSCARI	Director since 2010

Mr. Muscari, 69, is the Chairman of our Board of Directors. He has been Chairman and Chief Executive officer of Minerals Technologies Inc. (MTI), a global mineral company, since February 2014. Previously, he was appointed Executive Chairman of MTI from March 2013 to February 2014 and was its Chairman and Chief Executive Officer from March 2007 to March 2013. He has served as a Director of MTI since February 2005. For the prior 37 years, Mr. Muscari was employed at Alcoa Inc., the world’s leading producer of primary aluminum, fabricated aluminum, and alumina, where he held a number of executive positions. He most recently served as Executive Vice President and Chief Financial Officer from January 2006 to January 2007. Mr. Muscari is also a board member of EnerSys.

As Executive Chairman and Chief Executive Officer of a global mineral company and with over 40 years of total experience in this industry, Mr. Muscari brings to our Board unique insight into the commodities markets. His substantial oversight of international business and operational units aligns with many challenges faced by Dana.

MARK A. SCHULZ	Director since 2008

Mr. Schulz, 63, is currently Chief Executive Officer of M.A. Schulz & Associates, LLC. (management consulting firm) and a Founding Partner of Fontinalis Partners (a transportation technology strategic investment firm). He retired from the Ford Motor Company in 2007 where he most recently served as the President of International Operations. Mr. Schulz spent 35 years at Ford in a variety of global roles. Mr. Schulz serves or has served as a member of several boards, including the National Committee of United States-China Relations, the United States-China Business Council and the National Bureau of Asian Research. Mr. Schulz is currently a board member of PACCAR Inc. and previously served as a board member of YRC Worldwide Inc.

Mr. Schulz’s over three decades of experience in manufacturing, engineering, marketing/sales and general management experience at Ford Motor Company, combined with his chairmanship of the Mazda Motor Corp. Advisory Board and his management responsibilities for Volvo Motors, Jaguar, LandRover and Aston Martin Corporation, provides the Board with significant, relevant management expertise and a global perspective.

KEITH E. WANDELL	Director since 2008

Mr. Wandell, 66, served as of President and Chief Executive Officer of Harley-Davidson, Inc., a global motorcycle manufacturer, from May 2009 to May 2015 as well as its Chairman from 2012 to May 2015. He previously served as President and Chief Operating Officer of Johnson Controls from July 2006 until May 2009. He was Executive Vice President of Johnson Controls from August 2003 to July 2006 and President of its Automotive & Battery Division from August 2003 to July 2006. Mr. Wandell was a board member of Harley-Davidson, Inc. and is currently a board member of Constellation Brands, Inc. and Dover Corporation as well as Chairman of Exide Technologies.

Mr. Wandell is the former Chairman and Chief Executive Officer of one of the world’s largest motorcycle manufacturers, bringing to our Board the perspective of a leader facing a set of external economic, social and governance issues similar to those faced by Dana.

CORPORATE GOVERNANCE

Our Board of Directors has established guidelines that it follows in matters of corporate governance. Our Corporate Governance Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning. The following summary provides highlights of those guidelines. A complete copy of our Corporate Governance Guidelines is available online at http://www.dana.com.

Role of Board

The business of Dana is conducted by its employees, managers and corporate officers led by our CEO, with oversight from the Board. The Board selects the CEO and works with the CEO to elect/appoint other corporate officers who are charged with managing the business of Dana. The Board has the responsibility of overseeing, counseling and directing the corporate officers to ensure that the long term interests of Dana and its shareholders are being served. The Board and the corporate officers recognize that the long term interests of Dana and its shareholders are advanced when they take into account the concerns of employees, customers, suppliers and communities.

Responsibilities of the Board

The basic responsibility of our directors is to exercise their reasonable business judgment on behalf of Dana. In discharging this obligation, directors rely on, among other things, Dana’s corporate officers, outside advisors and auditors.

Pursuant to the Board’s general oversight responsibilities, among other things, the Board:

•	Evaluates the CEO’s performance and reviews Dana’s succession plan for the CEO and other officers;

•	Reviews the long-range business plans of Dana and monitors performance relative to achievement of those plans;

•	Considers long-range strategic issues and risks to Dana; and

•	Approves policies of corporate conduct that continue to promote and maintain the integrity of Dana.

Executive Sessions of the Board

Executive sessions of our non-management directors are held, without Dana management, in conjunction with each regularly scheduled Board meeting and between such Board meetings as requested, from time to time, by our Chairman or other non-management directors. These sessions are chaired by our Chairman.

Access to Management and the Independent Registered Public Accounting Firm

Our non-management directors may meet with senior management, other employees and the independent registered public accounting firm at any time, either separately or jointly, as they deem appropriate. Senior personnel of Dana and of the registered public accounting firm regularly attend portions of our Board and Committee meetings, and other personnel may be invited to attend particular meetings where appropriate.

Board Performance Assessment

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Our Nominating and Corporate Governance Committee reviews the self-evaluation process. An annual report is made to the Board on the assessment of the performance of the Board and its committees. The assessment evaluates the contribution of the Board and its committees to Dana and specifically focuses on areas in which the Board believes it or its committees could improve.

Board Leadership Structure

Our Board currently separates the role of Chairman of the Board and the role of CEO. Mr. Muscari has served as our independent Chairman since July 2012. Mr. Kamsickas has served as our President and Chief Executive Officer since August 2015. The Board’s current view is that separating the Chairman and CEO positions provides an efficient and effective leadership model for Dana. Separating the Chairman and CEO positions has i) allowed Mr. Kamsickas to devote his full attention to learning about Dana, leveraging his vast business and industry experience, without the additional responsibilities of Chairman, ii) created mentoring opportunities and iii) takes advantage of the business synergies created by two dynamic leaders.

Our Board recognizes no single leadership model is right for all companies and at all times. Our Board believes that depending on the circumstances, other leadership models, such as a combined Chairman of the Board and CEO role, might be appropriate. While there are benefits to separating the Chairman and CEO position as discussed above, the combined role of Chairman and CEO promotes unified leadership and direction for a Board of Directors and executive management and allows for a single, clear focus for the chain of command to execute a company’s strategic initiatives and business plans. It is our Board’s intention to periodically review our leadership structure.

Succession Planning

A key responsibility of our Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels of Dana. Each year, succession planning reviews are held at every significant organizational level of Dana, culminating in a full review of senior leadership talent. During this review, the Board discusses future candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which Dana makes ongoing leadership assignments.

RISK OVERSIGHT

Dana maintains a risk management program overseen by our Executive Leadership Team. In particular, our Executive Vice President and Chief Financial Officer; Vice President, Audit; and Senior Vice President, General Counsel and Secretary have responsibility for this area. In addition, our Business Unit Presidents and functional leads oversee strategic and operational risks. Risks are identified and prioritized by our management, and each of these risks is reviewed by the Audit Committee or the entire Board. For example, strategic risks are overseen by the entire Board and financial risks are overseen by our Audit Committee. Management regularly reports on each such risk to our entire Board or Audit Committee. Additional review or reporting on risks is conducted as needed or as requested by the Board or any committee. Also, our Compensation Committee periodically reviews the most important risks to ensure that compensation programs do not encourage excessive risk-taking and has implemented several mechanisms to avoid such risk-taking behavior, as detailed in the “Mitigation of Potential Risk in Pay Programs” and “Clawback Provisions” sections above.

COMMITTEES AND MEETINGS OF DIRECTORS

The Board has several committees, as set forth in the following chart and described below. The names of the directors serving on the committees and the committee chairs are also set forth in the chart. The current terms of the various committee members expire at the 2016 Annual Meeting.

Audit	Compensation	Nominating and Corporate Governance Committee
Muscari, Joseph C.(1)	Wandell, Keith E.(1)	Kamsky, Virginia A.(1)
Keating, Terrence J.	Muscari, Joseph C.	Keating, Terrence J.
Schulz, Mark A.	McDonald, R. Bruce	Schulz, Mark A.
McDonald, R. Bruce

(1)	Chair

Audit Committee. As provided in its Board-adopted written charter, this committee consists solely of members who are outside directors and who meet the independence and experience requirements of applicable rules of the NYSE and the SEC with respect to audit committee members. This committee is responsible, among other things, for providing assistance to the Board by overseeing: (i) the integrity of Dana’s financial statements; (ii) Dana’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of Dana’s internal audit function and independent registered public accounting firm; and (v) the preparation of the “Audit Committee Report” found in this proxy statement. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of those independence requirements established from time to time by the Board and the SEC and the listing standards of the New York Stock Exchange (see “Director Independence and Transactions of Directors with Dana” section in this proxy statement). Our Board has determined that Mr. Muscari and Mr. McDonald are each an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. A current copy of the charter of the Audit Committee is available to security holders on Dana’s website at www.dana.com. The Audit Committee met nine times in 2015.

Compensation Committee. This committee establishes Dana’s executive compensation policies and programs, administers Dana’s 401(k), stock, incentive and retirement plans and monitors compliance with laws and regulations applicable to the documentation and administration of Dana’s employee benefit plans, among other things. The Board of Directors has determined that all of the members of the Compensation Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Dana” section in this proxy statement). A current copy of the charter of the Compensation Committee is available to security holders on Dana’s website at www.dana.com. The Compensation Committee met five times in 2015. See the “Compensation Discussion and Analysis” section above for more information.

Nominating and Corporate Governance Committee. This committee monitors the effectiveness of the Board and oversees corporate governance issues. Among its various other duties, this committee reviews and recommends to the full Board candidates to become Board members, develops and administers performance criteria for members of the Board, and oversees matters relating to the size of the Board, its committee structure and assignments and the conduct and frequency of Board meetings. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, pursuant to independence requirements established from time to time by the Board and the listing standards of the New York Stock Exchange (see the “Director Independence and Transactions of Directors with Dana” section in this proxy statement). A current copy of the charter of the Nominating and Corporate Governance Committee is available to security holders on Dana’s website at www.dana.com. The Nominating and Corporate Governance Committee met fifteen times in 2015.

Board and Committee Meetings. There were six regular and special meetings of the Board and twenty-nine meetings of the various committees of the Board. All directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served. Dana expects all of its directors to attend the Annual Meeting except in cases of illness, emergency or other reasonable grounds for non-attendance. All members of our Board of Directors attended our Annual Meeting last year.

NON-MANAGEMENT DIRECTORS AND COMMUNICATION WITH THE BOARD

The non-management directors meet at regularly scheduled executive sessions without management. Joseph C. Muscari is the Chairman at such sessions. Interested parties may communicate directly with Mr. Muscari or with the non-management directors as a group by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Non-Management Directors. Alternatively, shareholders may send communications to the full Board by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio, 43537, Attn: Full Board of Directors. The Board of Directors’ current practice is that the Secretary may relay proper communications received to the Chairman of the Board.

DIRECTOR INDEPENDENCE AND TRANSACTIONS OF DIRECTORS WITH DANA

Independence and Transactions of Directors

The Board of Directors has determined that six non-management directors, constituting 85.7% of the full Board of Directors of Dana, are independent within the meaning of the listing standards of the NYSE. Our Board determines whether each director qualifies as an “independent director” when first elected to the Board and annually thereafter. To assist in making these determinations of independence, Dana adopted categorical standards set forth in our Director Independence Standards, a current copy of which is available to security holders on Dana’s website at www.dana.com.

Under our Director Independence Standards, if a director has a relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana), the Board considers all relevant facts and circumstances in determining whether the relationship will interfere with the exercise of the director’s independence from Dana and our management, taking into account, among other things, the significance of the relationship to Dana, to the director and to the persons or organizations with which the director is affiliated.

In connection with making its director independence determinations, the Board specifically considered the following relationships and transactions:

Mr. Schulz is a member of the Board of Directors of PACCAR, Inc. PACCAR is one of our largest customers. Based on Dana’s strong Board governance practices and procedures, the Board determined that Mr. Schulz’s role at PACCAR does not impair his independence.

The Board has affirmatively determined that the following directors, constituting a majority of our Board of Directors, meet the categorical standards for independence and that such directors have no material relationship with Dana (either directly or as a partner, shareholder or officer of an organization that has a relationship with Dana) other than as a director: Virginia A. Kamsky, Terrence J. Keating, R. Bruce McDonald, Joseph C. Muscari, Mark A. Schulz, and Keith E. Wandell. The Board has further determined that James K. Kamsickas is not independent because he is an employee of Dana.

Review of Transactions With Related Persons

Dana has procedures and policies for reviewing transactions between Dana and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

Annually, each director and executive officer is required to complete a director, director nominee and executive officer questionnaire, and each non-management director is required to complete an independence certification. Both of these documents elicit information about related person transactions. The Nominating and Corporate Governance Committee and the Board of Directors annually review the transactions and relationships disclosed in the questionnaire and certification, prior to the Board of Directors making a formal determination regarding the directors’ independence. To assist them in their review, the Nominating and Corporate Governance Committee and the Board of Directors use the categorical standards found in Dana’s Director Independence Standards, as discussed above.

In order to monitor transactions that occur between the annual reviews, the independence certification also obligates the directors to immediately notify our General Counsel in writing if they discover that any statement in the certification was untrue or incomplete when made, or if any statement in the certification becomes subsequently untrue or incomplete. Likewise, under our Standards of Business Conduct for the Board of Directors, any situation that involves, or may involve, a conflict of interest with Dana is required to be promptly disclosed to the Chairman of the Board, who will consult with the Chairman of the Nominating and Corporate Governance Committee. Executive officers are bound by the Standards of Business Conduct for Employees.

Our Board has adopted a Related-Party Transactions Policy that sets forth standards with respect to related party transactions with Dana or our subsidiaries. A current copy of this policy is available to shareholders on Dana’s website at www.dana.com.

Under the Related-Party Transactions Policy, (i) a director, nominee for director or executive officer of Dana (since the beginning of the last fiscal year), (ii) any beneficial holder of greater than five percent (5%) of Dana’s voting securities or (iii) any immediate family member of any of the foregoing, are required to seek the prior approval of the Audit Committee of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (ii) Dana, or any of its subsidiaries is a participant, and (iii) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

In making its determination, the Audit Committee considers such factors as (i) the extent of the related party’s interest in the interested transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the interested transaction are fair to Dana and no less favorable than terms generally available in unaffiliated third-party transactions under like circumstances, (iv) whether the interested transaction would impair the independence of an outside director, (v) the benefit to Dana and (vi) whether the interested transaction is material, taking into account: (a) the importance of the interest to the related party, (b) the relationship of the related party to the interested transaction and of the related parties to each other, (c) the dollar amount involved and (d) the significance of the transaction to Dana’s investors in light of all the circumstances.

Notwithstanding the foregoing, our Board may determine certain interested transactions deemed to be pre-approved, even if the aggregate amount involved will exceed $120,000. Those pre-approved transactions are described in the Related-Party Transactions Policy.

All interested transactions, except certain pre-approved transactions, must be disclosed in Dana’s applicable SEC filings as and to the extent required by applicable SEC rules and regulations.

The questionnaire, certification, Standards of Director Independence, Standards of Business Conduct for the Board of Directors, Standards of Business Conduct for Employees, and Related-Party Transactions Policy are all in writing.

The Board specifically considered the following relationships and transactions in 2015:

Mark A. Schulz is a Board member of PACCAR, Inc. PACCAR is one of our largest customers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, Messrs. Wandell, Muscari and McDonald served as members of the Compensation Committee. No such member of the Compensation Committee is, or was during 2015, an officer or employee of Dana or any of its subsidiaries, nor was any such member formerly an officer of Dana or any of its subsidiaries. Moreover, no such member is an officer of a company in which an executive officer of Dana is a member of its compensation committee.

COMPENSATION OF DIRECTORS

Our Compensation Committee is responsible for making recommendations to our Board of Directors regarding the form and amount of non-employee director compensation. In determining the recommendation for director compensation, the Compensation Committee considers the recommendations of our Chairman, CEO and CAO, as well as information provided by Mercer.

The table below illustrates the compensation structure for non-employee directors in 2015. Employee Directors receive no compensation for their Board service. In addition to the compensation described below, each Director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Annual Retainer (cash)	$90,000
Annual Retainer for Chairman of the Board (cash)	$75,000
Annual Retainer for Audit Committee Chair (cash)	$15,000
Annual Committee Chair Retainer – (except Audit) (cash)	$10,000
Board or Committee Meeting Fees – per meeting (cash)	$1,500
Restricted Stock Units(1)	$115,000

Footnotes:

(1)	This annual grant of restricted stock units was made pursuant to the Plan on February 25, 2015 and vested in full on February 26, 2016. This grant was equivalent to 5,138 restricted stock units. Each grant is subject to accelerated vesting on death, disability, reaching mandatory retirement age (age 73) or change in control.

Deferred Compensation. Each non-management director has the opportunity to elect to defer a percentage of the annual cash retainer into restricted stock units. The RSUs are credited as of the last day of each quarter based on the quotient obtained by dividing (i) the dollar amount of the retainer for that quarter which is being deferred by (ii) the closing price per share on the last trading day of that quarter (with the result being rounded down to the nearest whole number of RSUs). The RSUs are fully vested on the date of grant and each RSU represents the right to receive one share of our common stock (or, at our election, an equivalent cash amount) on the earlier of (i) the first business day of the calendar month coincident with or next following the date that the director terminates service as a non-management director or (ii) the date on which a change in control occurs.

The following table provides information on the compensation of our non-management directors for 2015.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Virginia A. Kamsky	131,500	116,156	247,656
Terrence J. Keating	136,424	125,787	262,211
R. Bruce McDonald	120,759	116,156	236,915
Joseph C. Muscari	226,907	116,156	343,063
Mark A. Schulz	136,995	116,156	253,151
Keith E. Wandell	117,214	116,156	233,370

Footnotes:

(1)	Employee directors do not receive any compensation with respect to their service on the Board; accordingly, neither Mr. Wood nor Mr. Kamsickas are included in this table.

(2)	This column reports the amount of cash compensation and business-related spousal travel earned in 2015 for Board and Committee service. As noted above, directors may elect to defer a portion of their annual cash retainer into restricted stock units. During 2015, Mr. Keating deferred 100% of his annual retainer. Amounts deferred are included in this column. The annual Committee Chair retainer, annual retainer and meeting fees are paid at the beginning of each quarter in arrears for service and meetings attended in the prior quarter.

(3)	This column reflects the full grant date fair values determined in accordance with FASB ASC Topic 718 (formerly SFAS No. 123(R)) and dividend equivalent units earned in 2015. The aggregate number of outstanding stock awards (including dividend equivalent units) corresponding to the values listed at December 31, 2015 are:

Outstanding Stock Awards
Virginia A. Kamsky	5,201
Terrence J. Keating	5,724
R. Bruce McDonald	5,201
Joseph C. Muscari	5,201
Mark A. Schulz	5,201
Keith E. Wandell	5,201

For additional information regarding Dana’s equity compensation plan, please refer to Note 1 and Note 9 to our audited financial statements in Dana’s Annual Report on Form 10-K for the year ended December 31, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information about beneficial ownership of our securities as of March 1, 2016, by persons who have either filed reports with the SEC indicating that they beneficially own more than 5% of our securities and/or a review of our shareholder records as of March 1, 2016. Unless otherwise stated, to report this information Dana relied solely on reports filed with the SEC.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc.(1)	Common Stock	13,009,838	8.5%
40 East 52nd Street New York, NY 10022
GAMCO Investors, Inc.	Common Stock	7,857,574	5.14%
One Corporate Center Rye, New York 10580-1435
Invesco Ltd.(3)	Common Stock	15,302,082	10.0%
1555 Peachtree Street NE Atlanta, GA 30309
The Vanguard Group(4)	Common Stock	10,535,947	6.89%
100 Vanguard Blvd. Malvern, PA 19355
WEDGE Capital Management L.L.P(5)	Common Stock	9,539,654	6.2%
301 S. College Street, Suite 2920 Charlotte, NC 28202-6002

Footnotes:

(1)	BlackRock, Inc. and related entities (collectively, BlackRock) reported on a Form 13G/A filed with the SEC on January 26, 2016 holdings of common stock. It has sole voting with respect to 12,647,504 and dispositive power with respect to 13,009,838 shares of common stock.

(2)	GAMCO Investors, Inc. and related entities (collectively, GAMCO) reported on a Schedule 13D filed with the SEC on October 28, 2015 holdings of common stock. It has sole voting and dispositive power with respect to 7,857,574 shares of common stock.

(3)	Invesco Ltd. and related entities (collectively, Invesco) reported on a Form 13G/A filed with the SEC on January 11, 2016 holdings of common stock. It has sole voting and dispositive power with respect to 15,302,082 shares of common stock.

(4)	The Vanguard Group reported on a Form 13G/A filed with the SEC on February 10, 2016 holdings of common stock. It has sole dispositive power with respect to 10,267,647 shares of common stock and shared dispositive power with respect to 268,300 shares of common stock.

(5)	WEDGE Capital Management L.L.P reported on a Form 13G filed with the SEC on January 29, 2016 holdings of common stock. It has sole voting power with respect to 8,187,387 shares of common stock and sole dispositive power with respect to 9,539,654 shares of common stock.

The following tables show the amount of Dana common stock beneficially owned as of March 1, 2016 by our current Directors and named executive officers and by our Directors and executive officers as a group.

Name of Beneficial Owner	Shares (1)	Restricted Stock Units(2)	Shares Acquirable within 60 Days(3)	Percent of Class
Aziz S. Aghili	5,500		68,924	*
Jeffrey S. Bowen	39,246		111,525	*
Rodney R. Filcek	24,294		91,826	*
James K. Kamsickas	0		0	*
Virginia A. Kamsky	25,568		0	*
Terrence J. Keating	39,839	47,516	2,321	*
R. Bruce McDonald	10,645		0	*
Joseph C. Muscari	32,644		6,654	*
Mark A. Schulz	35,645		6,963	*
Mark E. Wallace	152,845		53,984	*
Keith E. Wandell	39,710		58,263	*
All Directors and executive officers as a group (15 persons)	544,916	47,516	735,156	0.8%

*	Represents holdings of less than one percent of Dana’s common stock

Footnotes:

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. None of the persons listed above has pledged his or her shares of common stock.
(2)	Reflects the number of restricted stock units (RSUs) credited as of March 1, 2016 to the accounts of certain non-employee Directors who elected to defer a percentage of their annual retainer into restricted stock units under our 2012 Dana Holding Corporation Omnibus Incentive Plan. RSUs are payable in shares of Dana common stock or, at the election of Dana, cash equal to the market value per share as described under the caption “Compensation of Directors” above. RSUs do not have current voting or investment power. Excludes RSUs awarded to Non-employee Directors and certain executive officers that have not vested under their vesting schedules.
(3)	Reflects the number of shares that could be purchased by exercise or options exercisable as of March 1, 2016, or within 60 days thereafter under the Plan and the number of shares underlying RSUs that vest within 60 days of March 1, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Dana’s directors, executive officers and persons who own more than ten percent (10%) of a registered class of Dana’s equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC and the New York Stock Exchange not later than specified deadlines. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons, Dana believes that, during the year ended December 31, 2015, each of its executive officers, directors and greater than ten percent shareholders complied with all such applicable filing requirements.

PROPOSAL II SUBMITTED FOR YOUR VOTE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote on an advisory (non-binding) basis on our compensation policies and practices and the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. In 2011, our Board of Directors, upon the recommendation of Dana’s shareholders, elected to hold an annual advisory vote on Dana’s executive compensation practices.

As discussed in our Compensation Discussion and Analysis (CD&A) above, the overall objectives of Dana’s executive compensation program are to attract, motivate, reward and retain talent. We believe that in order to achieve our objectives, our compensation and benefits must be competitive with executive compensation arrangements generally provided to other executive officers at similar levels at other companies where we compete for talent. The various components of Dana’s executive compensation program are designed to:

•	Align management incentives and shareholder interests;

•	Motivate executive management and employees to focus on business goals over short and long term horizons; and

•	Attract and retain executive talent.

We believe that Dana’s executive compensation programs have been effective at incentivizing the achievement of positive results, appropriately aligning pay and performance and in enabling Dana to attract and retain very talented executives within our industry. Our executive compensation programs remain similar to those that received overwhelming shareholder support in 2014. We encourage you to read our CD&A contained within this proxy statement for more detailed discussion of our compensation policies and procedures.

As required by Section 14A of the Exchange Act, we are asking our shareholders to indicate their support for our executive compensation policies and practices as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to express your views on our fiscal year 2015 executive compensation policies and procedures for our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Dana Holding Corporation (Dana) approve, on an advisory basis, the compensation of Dana’s named executive officers, as disclosed in Dana’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission as set forth in Item 402 of Regulation S-K (including the Compensation Discussion & Analysis, the compensation tables and narrative discussion).

Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote. The Compensation Committee will consider our shareholders’ concerns and take them into account when designing future executive compensation programs.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL III SUBMITTED FOR YOUR VOTE

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Dana has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2015, and recommends that the shareholders vote for ratification of such appointment.

As a matter of good corporate governance, the selection of PwC is being submitted to the shareholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if PwC is ratified as the independent registered public accounting firm by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Dana and its shareholders. Representatives of PwC are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from shareholders.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

PwC’s aggregate fees for professional services rendered to Dana worldwide were approximately $8.5 million and $8.2 million in the fiscal years ended December 31, 2015 and 2014. The following table shows details of these fees, all of which were pre-approved by our Audit Committee.

Service	2015 Fees	2014 Fees
Audit Fees
Audit and review of consolidated financial statements and statutory financial statements of international subsidiaries	$7.3	$7.2
Total Audit Fees	$7.3	$7.2
Audit-Related Fees
Other audit services, including statutory attestation services and internal control assistance in connection with systems implementation initiatives	$.8	$1.0
Total Audit-Related Fees	$.8	$1.0
Tax Service Fees
Tax preparation and tax consulting services	$.1	$0
Total Tax Service Fees	$.1	$0
All Other Fees
Manufacturing optimization advisory services	$.3	$0
Total All Other Fees	$.3	$0

Audit Committee Pre-Approval Policy

Our Audit Committee pre-approves the audit and non-audit services performed by our independent registered public accounting firm, PwC, in order to assure that the provision of such services does not impair PwC’s independence. The Audit Committee annually determines which audit services, audit-related services, tax services and other permissible non-audit services to pre-approve and creates a list of the pre-approved services and pre-approved cost levels. Unless a type of service to be provided by PwC has received general pre-approval, it requires specific pre-approval by the Audit Committee or the Audit Committee Chairman or a member whom he or she has designated. Any services exceeding pre-approved cost levels also require specific pre-approval by the Audit Committee. Management monitors the services rendered by PwC and the fees paid for the audit, audit-related, tax and other pre-approved services and reports to the Audit Committee on these matters at least quarterly. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in applicable SEC disclosure rules.

The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Securities Exchange Act of 1934, will not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Dana specifically incorporates such information by reference, and will not be otherwise deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Dana’s financial reporting process on behalf of the Board of Directors and is comprised only of outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable rules of the New York Stock Exchange and the SEC. In addition to its duties regarding oversight of Dana’s financial reporting process, including as it relates to the integrity of the financial statements, the independent registered public accounting firm’s qualifications and independence and the performance of the independent registered public accounting firm and Dana’s internal audit function, the Audit Committee also has sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm as provided in Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee Charter, which was adopted and approved by the Board, specifies the scope of the Audit Committee’s responsibilities and the manner in which it carries out those responsibilities. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling its oversight responsibilities, among other things, the Audit Committee reviewed the audited financial statements included in Dana’s Annual Report on Form 10-K with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements and a discussion of related controls, procedures, compliance and other matters.

Audit Committee discussions with the independent registered public accounting firm included those required under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB), and Statement on Auditing Standards No. 90, Audit Committee Communications. Further, the Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB for independent auditor communications with Audit Committees concerning independence. The Audit Committee discussed with the independent auditors their independence from management and Dana, and reviewed and considered whether the provision of non-audit services and receipt of certain compensation by the independent auditors are compatible with maintaining the auditors’ independence. In addition, the Audit Committee reviewed with the independent auditors all critical accounting policies and practices to be used.

In reliance on the reviews and discussions referred to above and such other considerations as the Audit Committee determined to be appropriate, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Dana’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

The Audit Committee

Joseph C. Muscari, Chairman

Terrence J. Keating

R. Bruce McDonald

Mark A. Schulz

February 23, 2016

PROPOSAL IV SUBMITTED FOR YOUR VOTE

SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS

The following shareholder proposal will be voted on at the Annual Meeting if properly presented by or on behalf of the shareholder proponent. This shareholder proposal requests that Dana adopt, and present for shareholder approval, a proxy access bylaw. Because Dana has already adopted a meaningful and appropriate proxy access bylaw, our Board unanimously opposes this proposal, as further described below. Approval of this proposal would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. John Chevedden of 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, who holds approximately 300 shares of Dana stock, submitted this proposal.

The Board unanimously recommends a vote “AGAINST” this proposal.

Proposal IV – Shareholder Proxy Access

RESOLVED: Shareholders ask our board of directors to adopt, and present for shareholder approval, a “proxy access” bylaw as follows:

Require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the “Nominator”) that meets the criteria established below.

Allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then serving or two, whichever is greater. This bylaw should supplement existing rights under Company bylaws, providing that a Nominator must:

a) have beneficially owned 3% or more of the Company’s outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;

b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board should adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit. No additional restrictions that do not apply to other board nominees should be placed on these nominations or re-nominations.

The Security and Exchange Commission’s universal proxy access Rule 14a-11 was vacated after a court decision regarding the SEC’s cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis.

Subsequently, Proxy Access in the United States: Revisiting the Proposed SEC Rule, a cost-benefit analysis by the CFA Institute (Chartered Financial Analyst), found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140 billion.

Please vote to enhance shareholder value:

Shareholder Proxy Access — Proposal IV

Board of Directors’ Statement in Opposition

Our Board has carefully considered the above shareholder proposal and believes that it is moot and unnecessary. Our Board recommends that shareholders vote “AGAINST” this proposal for the following reasons.

We have already adopted a carefully considered proxy access bylaw.

On January 26, 2016, our Board amended our Bylaws to implement proxy access. Under our Bylaws, a shareholder or a group of up to 20 shareholders owning 3% or more of Dana’s outstanding common stock continuously for at least three years may nominate and include in our proxy materials director candidates constituting up to 25% of the Board. After careful consideration, our Board adopted this bylaw based on information available to it as well as its own deliberations.

We have a strong corporate governance structure and record of accountability.

Our current corporate governance structure reflects a significant and ongoing commitment to strong and effective governance practices and a willingness to be responsive and accountable to our shareholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address feedback provided by our shareholders and other stakeholders.

In addition to adopting a proxy access bylaw earlier this year, we have implemented numerous other corporate governance measures to ensure the Board remains accountable to shareholders and to provide our shareholders with a meaningful voice in the nomination and election of directors and the ability to communicate with directors and promote the consideration of shareholder views. For example:

•	Annual Election of Directors — Each of our directors serves a one-year term and stands for re-election at each annual meeting.

•

Majority Voting — Directors must be elected by a majority vote in an uncontested election and a director who fails to receive the required number of votes for re-election must tender his or her written resignation for consideration by the Board.

•	Substantial Majority of Board Is Independent — All of our directors, with the exception of our CEO, are independent.

•	Independent Board Chairman — Our Board currently separates the role of Chairman of the Board and the role of CEO.

•	Shareholder Right to Call Special Meetings — Our Bylaws permit shareholders holding 20% of Dana’s outstanding shares to call a special shareholder meeting.

•	No Shareholder Rights Plan — We do not have a shareholder rights plan.

•

Shareholder Input on Nominations Outside of Proxy Access — In addition to the current proxy access right, our shareholders have the ability to recommend director candidates to our Nominating and Corporate Governance Committee, which considers such recommendations in the same manner as recommendations received from other sources (as described further under “Proposal I Submitted for Your

Vote—Election of Directors”). Shareholders also have the option to directly nominate director candidates and solicit proxies for the election of those candidates in accordance with our Bylaws and the federal securities laws.

•	Shareholder Engagement — We regularly engage with our investors to solicit views on important issues such as executive compensation.

Consistent with its current practice, our Board will continue to evaluate appropriate corporate governance measures and changes to our governance structure, policies and practices.

In summary, in light of the carefully considered proxy access bylaw adopted earlier this year, as well as our Board’s continuing commitment to ensuring effective corporate governance, our Board believes that this proposal is moot and unnecessary.

DANA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS.

ANNUAL REPORT TO SHAREHOLDERS

Dana mailed the 2015 annual report to shareholders, containing financial statements and other information about the operations of Dana for the year ended December 31, 2015, to you with this Proxy Statement on or about March  11, 2016.

OTHER MATTERS

The Board is not aware of any other matter to be presented at the 2016 Annual Meeting of Shareholders. The Board does not currently intend to submit any additional matters for a vote at the 2016 Annual Meeting of Shareholders, and no shareholder has provided the required notice of the shareholder’s intention to propose any matter at the 2016 Annual Meeting of Shareholders. However, under Dana’s Bylaws, the Board may, without notice, properly submit additional matters for a vote at the 2016 Annual Meeting of Shareholders. If the Board does so, the shares represented by proxies in the accompanying form will be voted with respect to the matter in accordance with the judgment of the person or persons voting the shares.

By Order of the Board of Directors

Marc S. Levin Senior Vice President, General Counsel and Corporate Secretary

March 11, 2016

Location of Dana Holding Corporation

2016 Annual Meeting of Shareholders

The Westin Detroit Metropolitan Airport

2501 Worldgateway Place

Romulus, Michigan 48242

From East—Take Interstate 94 West towards Chicago. Take Exit 198 towards Middlebelt Road, Detroit Metropolitan Airport and Merriman Road. Travel approximately .25 miles and follow the Detroit Metropolitan Airport exit at the fork in the ramp. Follow the signs to McNamara Terminal and the hotel.

From North—Take Interstate 275 South to Exit 15 (Eureka Road). Turn left onto Eureka Road East and continue for approximately ..25 miles. Stay right and follow the sign to McNamara Terminal and the hotel.

From West—Take Interstate 94 East towards Detroit. Take Exit 198 towards Middlebelt Road, Detroit Metropolitan Airport and Merriman Road. Travel approximately .25 miles and follow the Detroit Metropolitan Airport exit at the fork in the ramp. Follow the signs to McNamara Terminal and the hotel.

From South—Take Interstate 275 North to Exit 15 (Eureka Road). Turn right onto Eureka Road East and continue for approximately .25 miles. Stay right and follow the sign to McNamara Terminal and the hotel.

Briefcases, purses and other bags brought to the meeting may be subject to inspection at the door.

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/dan Use the Internet to vote your proxy until 11:59 p.m. (ET) on April 27, 2016.
PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on April 27, 2016.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

    Please detach here

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4.

1.	Election of directors:	01 James K. Kamsickas 04 R. Bruce McDonald 06 Mark A. Schulz 02 Virginia A. Kamsky 05 Joseph C. Muscari 07 Keith E. Wandell 03 Terrence J. Keating	☐	Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee,write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of a non-binding, advisory proposal approving executive compensation		☐ For ☐ Against ☐ Abstain

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.		☐ For ☐ Against ☐ Abstain

4.	Consideration of a shareholder proposal regarding proxy access.		☐ For ☐ Against ☐ Abstain

IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, FOR ANY ADDITIONAL NOMINEE DESIGNATED BY THE BOARD PRIOR TO THE ANNUAL MEETING, UPON ALL MATTERS INCIDENT TO THE CONDUCT OF THE MEETING, AND UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

Address Change? Mark box, sign, and indicate changes below: ☐				Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

DANA HOLDING CORPORATION

2016 ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 28, 2016

8:30 a.m.

The Westin Detroit Metropolitan Airport

2501 Worldgateway Place

Romulus, Michigan 48242

The proxy statement and annual report to security holders

are available electronically at www.dana.com/proxy

IF YOU HAVE NOT SUBMITTED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE

PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Dana Holding Corporation 3939 Technology Drive Maumee, OH 43537	proxy

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned appoints Marc S. Levin and Robert W. Spencer, Jr., or either of them, as Proxies, each with the power to appoint his substitute, as the case may be, and authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock of Dana Holding Corporation held of record by the undersigned on March 1, 2016, at the Annual Meeting of Shareholders to be held on April 28, 2016, and at any adjournments or postponements of the meeting. In their discretion, the Proxies are authorized to vote for the election of a person to the Board of Directors if any nominee named becomes unable to serve or for good cause will not serve, for any additional nominee designated by the Board prior to the Annual Meeting, upon all matters incident to the conduct of the meeting, and upon any other business that may properly come before the meeting.

DANA HOLDING CORPORATION

2016 ANNUAL MEETING OF SHAREHOLDERS

April 28, 2016

8:30 a.m.

See reverse for voting instructions.